                                                                    Exhibit 4.11


* Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

(ASHURST LOGO)

Patent and Know-how Licence Agreement

Protherics Inc.

and

Protherics UK Limited

and

AstraZeneca Ireland Operations (a branch in Ireland of AstraZeneca UK Limited)

7 December 2005

                                    CONTENTS

CLAUSE                                                                      PAGE
------                                                                      ----
1.  DEFINITIONS AND INTERPRETATION ......................................     1
2.  LICENCE AND ASSIGNMENT OF REGULATORY DOCUMENTATION ..................    10
3.  SUB-LICENSING AND DISTRIBUTION ......................................    11
4.  DELIVERY OF KNOW-HOW AND REGULATORY DOCUMENTATION ...................    12
5.  DEVELOPMENT AND PERFORMANCE .........................................    12
6.  MILESTONE AND ROYALTY PAYMENTS ......................................    14
7.  CAPACITY INVESTMENTS ................................................    17
8.  OWNERSHIP OF IMPROVEMENTS ...........................................    19
9.  ADVERSE EVENT REPORTING .............................................    19
10. CONFIDENTIALITY AND NON-DISCLOSURE ..................................    19
11. TRADE MARKS .........................................................    21
12. WARRANTIES ..........................................................    22
13. LIABILITY AND INDEMNITIES ...........................................    24
14. GUARANTEE AND EQUITY ................................................    24
15. MAINTENANCE AND PROSECUTION OF PATENTS ..............................    24
16. ENFORCEMENT AND PROTECTION OF PATENTS AND JOINT PATENTS .............    25
17. ALLEGED THIRD PARTY RIGHTS ..........................................    28
18. SALES-BASED ROYALTY ADJUSTMENTS .....................................    31
19. TERM AND TERMINATION ................................................    32
20. CONSEQUENCES OF TERMINATION .........................................    34
21. MISCELLANEOUS .......................................................    36
22. NOTICES .............................................................    38
23. STEERING COMMITTEE ..................................................    38
24. GLOBAL PRODUCT TEAM .................................................    40
25. PROCESS, MANUFACTURING AND SUPPLY COMMITTEE .........................    41
26. ALLIANCE MANAGER ....................................................    42
27. GENERAL MATTERS CONCERNING THE COMMITTEES ...........................    43
28. GOVERNING LAW AND JURISDICTION ......................................    43

SCHEDULE 1 ..............................................................    45
Equity Agreement ........................................................    45
SCHEDULE 2 ..............................................................    50
Patents .................................................................    50
SCHEDULE 3 ..............................................................    51
Bank Account Details ....................................................    51
SCHEDULE 4 ..............................................................    52
Trade Marks and Domanin Names ...........................................    52
SCHEDULE 5 ..............................................................    53
Confirmatory Licence ....................................................    53
SCHEDULE 6 ..............................................................    54
Identified Third Party Patents ..........................................    54
SCHEDULE 7 ..............................................................    55
Supply Price Schedule ...................................................    55
SCHEDULE 8 ..............................................................    61
MSA heads of Terms ......................................................    61
SCHEDULE 9 ..............................................................    66
Process Science Programme ...............................................    66
SCHEDULE 10 .............................................................    69
Guarantee ...............................................................    69

THIS AGREEMENT is made on 7 December 2005

BETWEEN:

(1) PROTHERICS INC. of 5214 Maryland Way, Suite 405, Brentwood, TN 37027, United States of America ("PROTHERICS INC");

(2) PROTHERICS UK LIMITED (No. 3464264) whose registered office is at Blaenwaun, Ffostrasol, Llandysul, Ceredigion SA44 5JT ("PROTHERICS"); and

(3) ASTRAZENECA IRELAND OPERATIONS (A BRANCH IN IRELAND OF ASTRAZENECA UK LIMITED), of College Park House, 20 Nassau Street, Dublin 2, Ireland 9 (the "LICENSEE").

RECITALS

(A) The Licensor (as defined below) has developed the Product (as also defined below);

(B) The Licensee has specialised experience in, among other things, the development and commercialisation of pharmaceutical compounds; and

(C) The Licensor wishes to grant, or have granted, the Licence (as also defined below) to the Licensee, and the Licensee wishes to take the Licence, to develop and commercialise the Product, on the terms and subject to the conditions of this agreement.

THE PARTIES AGREE AS FOLLOWS:

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     In this agreement, unless the context otherwise requires:

     "ADDITIONAL LICENSEE" has the meaning given to it in clause 16.6;

     "AFFILIATE" means, with respect to a Person, any Person that Controls, is Controlled by or is under common Control with such Person;

     "ALLIANCE MANAGER" means the alliance manager referred to in clause 26.1, having the functions and responsibilities specified therein;

     "BUSINESS DAY" means any day (excluding Saturday and Sunday) on which banks are ordinarily open in the City of London and in Dublin for the conduct of normal business;

     "CALENDAR QUARTER" means each successive period of three calendar months commencing on 1 January, 1 April, 1 July and 1 October in every applicable Year;

     "CHANGE" has the meaning given in schedule 9;

     "CLAIM" means any claim, counterclaim, suit, action or proceeding in any court or tribunal;

     (Confidential Treatment Requested)

     "CLINICAL PHASE" means the period from the date the first patient is enrolled in the first human clinical trial involving the Product after the Effective Date until the grant of the first Health Registration Approval;

     (Confidential Treatment Requested)

     "COMMERCIALLY REASONABLE EFFORTS" means, with respect to any Exploitation of the Product, effort and resources which would be typically used by the Licensee to achieve the relevant objectives for its own products with similar commercial and scientific potential at a similar stage in their life cycle, taking into consideration: the Licensee's general strategy in the context of the rest of its product portfolio; the safety and efficacy of the Product; the costs to develop the Product; the competitiveness of alternative products; the nature and extent of the Product's market exclusivity (including patent coverage and regulatory exclusivity); the likelihood of regulatory approval for the Product; its profitability, including the amounts of marketing and promotional expenditure made with respect to the Product and any competing products; and all other relevant factors;

     "COMMITTEE" means the Process, Manufacturing and Supply Committee and the Steering Committee, or either of them, as the context requires;

     "CONFIDENTIAL INFORMATION" means, subject to clause 10.5, any and all data, results, know-how (including the Know-how and confidential Regulatory Documentation, now or in the future), plans and other information, whether or not recorded in any form, disclosed before, on or after signature by, or on behalf of, either party to the other party;

     "CONTROL" means:

     (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or by corporate governance; or

     (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person;

     "COPYRIGHT MATERIALS" means any materials, in any form, which have been written, designed or otherwise created by the Licensor or any of its Affiliates, the copyright in which is owned by them at the Effective Date, which are reasonably required by the Licensee for the purposes of the Exploitation of the Product;

     "COST" means cost and expense of any nature whatsoever (including legal costs and disbursements);

     "COST OF GOODS" means, with respect to any quantity of the Product, the cost of manufacturing the same incurred by its manufacturer, including the costs of all materials used in such manufacture; time spent in such manufacture; overheads associated with such manufacture (including general and administration and quality control and quality assurance costs); carriage, insurance and storage incurred in, or in connection with, such manufacture; and connected reasonable out-of-pocket expenses, including delivery costs;

     "CT MATERIALS" means treatment courses of the Product, and Placebo, required for human clinical trials undertaken by the Licensee or its Affiliates;

     "DISPUTE" means any dispute or controversy of whatever nature arising out of, or in any Way relating to, this agreement or its formation or Termination, including any Claim;

     "DISTRIBUTOR" means any Person, not being an Affiliate of the Licensee or a Manufacturing Sub-licensee, which is appointed by the Licensee, any of its Affiliates or a Manufacturing Sub-licensee, in any country of the Territory, to sell the Product, and which purchases all its requirements of Drug Substance, Drug Product or finished ready-for-sale Product from the Licensee, an Affiliate of the Licensee or a Manufacturing Sub-licensee;

     "DOCUMENTS" has the meaning given in clause 28.4;

     "DRUG PRODUCT" means Product which has been manufactured, filled into vials, freeze dried and bulk packed prior to secondary packaging;

     "DRUG SUBSTANCE" means Product which has been manufactured up to the stage of the end purification, virus removal and final buffering/formulation, but not filled into vials or freeze dried;

     "EFFECTIVE DATE" means the date on which the waiting period referred to in clause 21.16 expires or terminates;

     "ENTIRE AGREEMENT" means this agreement together with any other documents referred to in it;

     "EQUITY AGREEMENT" means the agreement of even date herewith between Protherics plc and the Licensee concerning the issuing of shares in Protherics plc to the Licensee, a copy of which is at schedule 1;

     "EVENT OF DEFAULT" means, with respect to either party, any breach of its contractual obligations arising under this agreement, and any misrepresentation or mis-statement made in connection with this agreement;

     "EXPLOIT" means to make, have made, import, use, sell, or offer for sale (including research, develop, register, modify, enhance, improve, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), formulate, optimise, have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of) a product or process;

     "FIELD OF USE" means all areas of human use;

     "FIRST COMMERCIAL SALE" means, with respect to any country in the Territory, the first disposal for value of any quantity of the Product after the grant of all Health Registration Approvals and Pricing Approvals in such country;

     "FORCE MAJEURE" means an event which is beyond a non-performing party's reasonable contemplation and control, including an act of God, act of the other party, strike, lock-out or other industrial/labour disputes (whether involving the workforce of the party so prevented or of any other Person), war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any Law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid;

     "FORCE MAJEURE PARTY" means a party affected by Force Majeure to the extent that it cannot perform this agreement in accordance with its terms, for so long as it cannot so perform the same;

     "GOOD INDUSTRY PRACTICE" means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced business seeking in good faith to comply with its contractual and other obligations and engaged in the same type of undertaking, and under the same or similar circumstances and conditions, as envisaged by this agreement including, to the extent applicable, GMP;

     "GMP" means practice in accordance with the Guidelines of the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH), as amended from time to time;

     "GPT" means the global product team referred to in clause 24.1, constituted and having the functions and responsibilities specified therein;

     "GRANT-BACK PATENTS" means all patents and patent applications owned by, or licensed to, the Licensee or any of its Affiliates, as at Termination, which claim the Product or its method of manufacture, or any element of either;

     "HEALTH AUTHORITY" means any applicable supra-national, national, federal, regional, state, provincial or local agency, department, bureau, commission, council or other entity regulating, or otherwise exercising authority with respect to, the development, testing, manufacture, marketing or sale of pharmaceutical products in any part of the Territory;

     "HEALTH REGISTRATION APPROVAL" means, with respect to a country in the Territory, any and all approvals, licences, registrations or authorisations of any Health Authority necessary lawfully to distribute, sell and market the Product in such country, including, where applicable, post-approval marketing authorisations, labelling approvals and technical, medical and scientific licences, but excluding any pre-approval marketing authorisations;

     "HSR ACT" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 15 U.S.C Section 18a;

     "IDENTIFIED THIRD PARTY" means any Person entitled to sue for infringement of any Identified Third Party Patent;

     (Confidential Treatment Requested)

     "IMPROVEMENT" means any invention, discovery, development or modification made with respect to the Product by or for either party or any of its Affiliates, whether or not patented or patentable, at any time during the Term, whether pursuant to this agreement or the MSA;

     "INDEMNIFY" means defend, indemnify and hold harmless;

     "INDIRECT LOSS" means any loss which would be recoverable only under the second limb of the relevant test set out in HADLEY -V- BAXENDALE (1854) 9 Ex.341, that is, such losses beyond those arising naturally, but of a type as may reasonably be supposed to have been in the contemplation of both parties, at the time they made the agreement, as the probable result of the breach of it;

     "INDIRECT TAX" means Value Added Tax, sales tax, consumption tax and any other similar Tax;

     "INFRASTRUCTURE IMPROVEMENTS" has the meaning given to it in clause 7.2;

     "INFRINGEMENT SUIT" has the meaning given in clause 17.9;

     "INTELLECTUAL PROPERTY" means any and all trade marks, domain names, rights in designs, get-up, business names, database rights, copyrights, future copyrights and patents (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know-how, trade secrets and other confidential information and all other intellectual property rights of a similar or corresponding nature, which may now or in the future subsist in any part of the world;

     "JOINT KNOW-HOW" has the meaning given in clause 8.2(a);

     "JOINT PATENTS" has the meaning given in clause 8.2(b);

     "KNOW-HOW" means the technical information and data pertaining to (i) the Product, in the possession, or under the control, of the Licensor or any of its Affiliates; (ii) any Improvement of the Licensor or any of its Affiliates; and (iii) the Licensor's interest in any Joint Know-how (but excluding any Joint Know-how, the Licensee's interest in which is assigned to the Licensor pursuant to clauses 15.5 or 20.1(d)), to the extent, in each case, that the same is secret, substantial and identified;

     "KNOWLEDGE" means, in respect of the Licensor and/or any of its Affiliates, the good faith actual understanding of James Christie, Barry Riley, Ian Scoular and the directors of the Licensor and Protherics plc;

     "LAW" means all (or the highest) statutory or common law, equitable, governmental or regulatory obligation in the relevant part of the Territory, including any order of a court of competent jurisdiction or government department or agency; the rules and standards of any recognised securities exchange (including the Listing Rules of the UK Listing Authority); the rules and requirements of any other regulatory body, including any Health Authority; and any rules or requirements relating to export and import;

     "LIBOR" means the British Bankers' Association London Inter-bank Offered Rate;

     "LICENCE" means the licences granted to the Licensee by, or pursuant to, clause 2, subject to the limitations thereon;

     "LICENSEE PRODUCT DATA" has the meaning given in clause 20.1(c);

     "LICENSOR" means Protherics Inc and Protherics;

     "LICENSOR INFORMATION" has the meaning given in clause 10.2;

     "LICENSOR INDEMNITEE" has the meaning given in clause 13.3;

     "LOSS" means any loss or damage of any nature whatsoever, comprising any:

     (a)  Indirect Loss;

     (b) Cost (including promotional expenditure) wasted as a result of any Event of Default; and

     (c) other loss which, under English Law, would properly be considered as direct loss or which does not constitute Indirect Loss;

     "MAJOR EUROPEAN COUNTRY" means any of the United Kingdom, France, Germany and Italy;

     "MAJOR MARKET" means each of (a) the United States; (b) a Major European Country; and (c) Japan, or any combination thereof, as the context requires;

     "MANUFACTURING AND SUPPLY FEES" has the meaning given to it in clause 6.11;

     "MANUFACTURING SUB-LICENSEE" means any Person, not being an Affiliate of the Licensee, to whom the Licensee or any of its Affiliates grants, in any country of the Territory, a Sub-licence for the purposes of permitting such Person to manufacture Drug Substance and thereafter to sell such Drug Substance or other forms of the Product manufactured therefrom;

     "MILESTONE" means any payment to be made pursuant to clause 6.1;

     "MSA" means the Manufacturing and Supply Agreement which is to be entered into between Protherics and the Licensee as provided in clause 5.2, including upon the basis of the terms of schedule 8;

     "NET SALES" means, subject to clauses 6.7 and 6.8, the gross invoiced amount on any disposal for value of the Product by the Licensee, any Affiliate of the Licensee or any Manufacturing Sub-licensee, to one or more Third Parties (including Distributors), after the deduction of:

     (a) normal and customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed by the Licensee or its relevant Affiliate or Manufacturing Sub-licensee;

     (b) amounts repaid or credited by the Licensee, or its relevant Affiliate or Manufacturing Sub-licensee, as applicable and as determined by the Licensee, or such Affiliate or Manufacturing Sub-licensee, in good faith, by reason of rejection, returns or recalls of the Product, rebates or bona fide price reductions;

     (c) rebates and similar payments made by the Licensee, or its relevant Affiliate or Manufacturing Sub-licensee, with respect to the sale of any Product paid for by any governmental or regulatory authority, such as Federal or state Medicaid, Medicare or similar state programmes in the United States, or equivalent governmental programmes in any other country;

     (d) any invoiced amounts not actually collected by the Licensee or its relevant Affiliate or Manufacturing Sub-licensee, including bad debts;

     (e) excise Taxes, Indirect Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of the Product and paid by the Licensee or its relevant Affiliate or Manufacturing Sub-licensee;

     (f) any other similar and customary deductions made by the Licensee, or its relevant Affiliate or Manufacturing Sub-licensee, that are consistent with generally accepted accounting principles or standards; and

     (g) as an allowance for transportation costs, distribution expenses, special packaging and related insurance charges, (Confidential Treatment Requested) per cent (Confidential Treatment Requested %) of the amount arrived at after application of the provisions of items (a) to (f) above, and Net Sales shall be calculated using the Licensee's group internal audited systems used to report such disposals, as adjusted for any of items
     (a) to (g) above not otherwise already taken into account in such systems, and deductions pursuant to item (d) above shall be taken in the Calendar Quarter in which the relevant disposal is no longer recorded as receivable;

     "NON-LICENSEE DERIVED PRODUCT" means any (Confidential Treatment Requested)

     "PATENT EXPERT" means any person appointed in accordance with clause 17.3, for the purposes thereof;

     "PATENTS" means:

     (a)  the patents specified in schedule 2;

     (b) any patent or patent application corresponding to any such patent which may be granted to, or made by, the Licensor in any other jurisdiction comprised in the Territory; and

     (c) any extension or restoration, by existing or future extension or restoration mechanisms, including re-validations, re-issues, re-examinations and extensions (including supplementary protection certificates and the like) of any such patent or patent application;

     "PAYMENTS" has the meaning given in clause 6.21;

     "PERSON" means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or similar entity or organisation, including a government or political sub-division, department or agency of a government;

     "PERSONNEL" means the relevant Person's employees, agents and contractors;

     "PHASE III TRIAL" means a large scale, pivotal, multi-centre, human clinical trial to be conducted in a number of patients estimated to be sufficient to establish efficacy of the Product at a standard suitable to obtain a Health Registration Approval, or otherwise intended to provide the substantial evidence of efficacy necessary to support an approvable filing for a Health Registration Approval;

     "PLACEBO" means material suitable for administration to humans in the same manner as the Product, where such material is:

     (a)  visually indistinguishable from the Product; and

     (b) acceptable to relevant Health Authorities as suitable for use as the comparator in a blinded clinical study involving the Product;

     "PRICING APPROVALS" means, with respect to a country in the Territory, pricing or reimbursement approvals in such country;

     "PRIMARY INDICATION" means the treatment of sepsis;

     "PROCESS SCIENCE PROGRAMME" means the programme for the development of the Product, as more specifically detailed in schedule 9;

     "PROCESS, MANUFACTURING AND SUPPLY COMMITTEE" means the committee referred to in clause 25, constituted and having the functions and responsibilities specified therein;

     "PRODUCT" means Fab fragments derived from polyclonal antibodies directed towards Tumour Necrosis Factor Alpha;

     "PROTHERICS PLC" means the company incorporated in England and Wales with that name, having company number 2459087;

     "REGULATORY DOCUMENTATION" means all applications, registrations, licences, authorisations and approvals relating to the Product, including all investigational new drug applications, Health Registration Approvals, regulatory drug lists, adverse event files and complaint files relating, in each case, to the Product;

     "REMAINING STOCK" means all Product and all materials, for, or used in, the manufacture thereof, including work-in-progress, Sheep Serum, and all livestock used, or kept, for, or in connection with, the manufacture of Product, and the cost of their slaughter and disposal;

     "ROYALTY TERM" has, with respect to any country in the Territory, the meaning given in clause 6.10;

     "SHEEP SERUM" means serum derived from the blood of sheep immunised with Tumour Necrosis Factor Alpha in accordance with the protocol agreed between Protherics and the Licensee;

     "SECONDARY INDICATION" means any use of the Product other than the Primary Indication;

     "STEERING COMMITTEE" means the committee referred to in clause 23, constituted and having the functions and responsibilities specified therein;

     "SUB-LICENCE" means a sub-licence, or any option for the grant of a sub-licence, under all or part of the Licence, other than any granted to the Licensor, or any Affiliate of the Licensor, pursuant to clause 2.7;

     "SUB-LICENSEE" means the sub-licensee under any Sub-licence, where such sub-licensee is not the Licensor or an Affiliate of the Licensor, including every Manufacturing Sublicensee;

     "TAX" means any tax, and any duty, contribution, impost, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith, and any other payment whatsoever which a Person is or may be or become bound to make to any Person and which is, or purports to be, in the nature of taxation or otherwise by reason of any taxation statute;

     "TECHNICAL REASON" means any:

     (a)  safety concern arising from any clinical trial of the Product;

     (b) failure to achieve the primary end-point of any clinical trial of the Product;

     (c) refusal or failure by or of any Health Authority to grant any Health Registration Approval;

     (Confidential Treatment Requested)

     "TERM" means the term of this agreement, subject to Termination;

     "TERMINATION" means the termination of this agreement at any time on any lawful ground;

     "THIRD PARTY" means any Person other than a party or its Affiliates;

     "THIRD PARTY CLAIMS" has the meaning given in clause 13.3;

     "TERRITORY" means the world;

     "TRADE MARKS" means those trade marks listed in part 1 of schedule 4;

     "US$" means United States dollars;

     "UNITED STATES" means the United States of America, including its territories and Puerto Rico;

     "VALID CLAIM" means any claim of any Patent or Joint Patent which:

     (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal;

     (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through re-issue, disclaimer or otherwise; and"

     (c) with respect to a Patent or Joint Patent which is a pending patent application, has not been abandoned or finally disallowed without the possibility of appeal or refiling of the application;

     "VALUE ADDED TAX" means Value Added Tax or any other Tax of a similar nature that may be substituted for or levied in addition to it in each case at the then rate current from time to time;

     "YEAR" means a calendar year running from 1 January until 31 December, inclusive;

     "L" means pound sterling.

1.2  INTERPRETATION

     In this agreement, unless otherwise expressly specified, a reference to:

     (a)  "AGREED" means agreed by the parties in writing;

     (b) "APPROVAL" or "CONSENT" means the prior written approval or consent of the relevant party;

     (c) "INCLUDE" means include without limitation and "INCLUDING" shall be construed accordingly;

     (d)  "MAY" means entitled, but not obliged, to exercise a particular right;

     (e)  "NOTICE" means written notice;

     (f)  "PARTY" means, subject to clause 27.8, the Licensee or the Licensor;

     (g)  "SIGNATURE" means execution of this agreement;

     (h)  "THESE TERMS" means all the provisions set out in this agreement; and

     (i)  "COUNTRY" includes any territory.

1.3  FURTHER INTERPRETATION

     In this agreement, unless otherwise expressly specified:

     (a) the index to and the headings in this agreement are for information only and are to be ignored in construing it;

     (b) a reference to a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may after signature be amended or re-enacted;

     (c) grammatical variants of terms defined in this clause 1 will bear their corresponding meanings;

     (d) references to recitals, clauses, paragraphs or schedules are to recitals, clauses and paragraphs of and schedules to this agreement. The schedules form part of the operative provisions of this agreement and references to this agreement will, unless the context otherwise requires, include references to the recitals and the schedules;

     (e) where a corporate party qualifies a warranty or a representation "TO THE BEST OF ITS KNOWLEDGE", this will be taken as a reference to the state of mind of the relevant Person(s) as at signature;

     (f) where, in any provision or provisions, a general concept is followed by a specific one, there will be no implication that the scope of the general concept is to be narrowed as a result; and

     (g) words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders.

2.   LICENCE AND ASSIGNMENT OF REGULATORY DOCUMENTATION

2.1 With effect from the Effective Date, Protherics Inc grants to the Licensee an exclusive, non-transferable (subject to clause 21.1) licence under the Patents to Exploit the Product in the Field of Use, throughout the Territory.

2.2 With effect from the Effective Date, and subject to clause 15.5, the Licensor grants to the Licensee an exclusive, non-transferable (subject to clause 21.1) licence under the Licensor's right, title and interest in the Know-how and the Copyright Materials, and shall procure the grant of such a licence by its relevant Affiliates under their right, title and interest in the Know-how and the Copyright Materials, in each case to Exploit the Product in the Field of Use, throughout the Territory.

2.3 With effect from the Effective Date, and subject to clause 15.5, the Licensor grants to the Licensee an exclusive, non-transferable (subject to clause 21.1) licence under:

     (a) the Licensor's right, title and interest in any patents obtained by the Licensor claiming any Improvement of the Licensor or of any of its Affiliates; and

     (b)  the Licensor's right, title and interest in any Joint Patents,

     and shall procure the grant of such a licence by its relevant Affiliates under their right, title and interest in such patents and Joint Patents, in each case to Exploit the Product in the Field of Use, throughout the Territory.

2.4 To the extent permitted by Law, the Licensor hereby assigns, or shall procure the assignment, in each case with effect from the Effective Date, to the Licensee of all its and its Affiliates' right, title and interest in and to all Regulatory Documentation, and all its and its Affiliates' Intellectual Property therein, and, from the Effective Date, shall execute and deliver, or cause to be duly executed and delivered, such instruments, and shall do and cause to be done such acts and things (including the filing of assignments, agreements, documents and instruments), as may reasonably be necessary to give effect to this assignment.

2.5 The Licensee grants the Licensor, with effect from the Effective Date, a non-exclusive, royalty-free, worldwide, sub-licensable licence of all Regulatory Documentation (including any assigned to the Licensee by, or pursuant to, clause 2.4) subsisting now or hereafter, and under all Intellectual Property therein, to Exploit any product outside the Field of Use, including in seeking, obtaining and maintaining registrations, licenses, authorisations and approvals relating thereto.

2.6 To the extent not assigned to the Licensee by or pursuant to clause 2.4, the Licensor grants the Licensee, in each case with effect from the Effective Date, an exclusive licence, and shall procure that its relevant Affiliates grant the Licensee, with effect from the Effective Date, an exclusive licence, under its and their respective right, title and interest in and to the Intellectual Property in all Regulatory Documentation to Exploit the Product in the Field of Use, throughout the Territory, including in seeking, obtaining and maintaining registrations, licences, authorisations and approvals relating thereto.

2.7 The Licensee shall, with effect from the Effective Date, grant to Protherics, and its Affiliates, free of all costs and expenses, the necessary permissions and sub-licences under the Licence as are required for them to perform the Process Science Programme and the MSA, including through the services of sub-contractors.

2.8 After the Effective Date, the Licensor shall, if requested to do so by the Licensee, enter into confirmatory licences, substantially in the form set out in schedule 5, for the purpose of recording the Licence against such of the Patents as the Licensee reasonably considers appropriate.

3.   SUB-LICENSING AND DISTRIBUTION

3.1 The Licensee may grant Sub-licences to any Persons in the Territory, or any country of the Territory, provided that:

     (a) at any given time there is no more than one (1) Manufacturing Sub-licensee in any country in the Territory; and

     (b) no Sub-licence shall, subject to clause 3.2, permit a Sub-licensee to grant, or permit the grant of, any further sub-licence thereunder, or to assign or otherwise dispose of, hold on trust for any Person or pledge or otherwise secure, any such Sub-licence or their rights thereunder, unless otherwise agreed between the parties.

3.2 The Licensee, its Affiliates and each Manufacturing Sub-licensee shall have the right, in their sole discretion, to appoint Distributors, in any country of the Territory, to distribute, market and sell the Product.

3.3  Each Sub-licence granted to a Manufacturing Sub-licensee will contain:

     (a) undertakings by the relevant Manufacturing Sub-licensee to comply with terms (except those relating to royalty rates) equivalent to these terms, so far as they are applicable;

     (b) a provision for its termination In the event of, and simultaneously with, Termination; and

     (c) a provision allowing the same direct access by the Licensor, or its representatives, to the premises and records of such Manufacturing Sub-licensee as the Licensor has under this agreement to the premises and records of the Licensee.

3.4 Without prejudice to clause 3.3, each Sub-licence granted to a Manufacturing Sub-licensee (whether or not with respect only to the Product or also to one or more other goods or services), shall contain a provision entitling the Licensor to enforce its rights directly against the relevant Manufacturing Sub-licensee.

3.5 The Licensee will be responsible for the compliance by each of its Sub-licensees with the terms of the relevant Sub-licence.

3.6 The Licensee, its Affiliates, each Manufacturing Sub-licensee and each Distributor, shall have the right, in their sole discretion, to co-promote sales of the Product with any other appropriate Person, in any country of the Territory.

3.7  No Sub-licence may be granted save as expressly permitted hereby.

4.   DELIVERY OF KNOW-HOW AND REGULATORY DOCUMENTATION

4.1 The Licensor shall deliver to the Licensee all the Know-how, Copyright Materials and Regulatory Documentation, in the Licensor's control, and shall procure the delivery to the Licensee by the Licensor's Affiliates of all the Know-how, Copyright Materials and Regulatory Documentation, in their control. The Licensor may retain a copy of all Know-how, Copyright Materials and Regulatory Documentation delivered pursuant to this clause.

4.2 The Licensor shall deliver, or procure the delivery of, as applicable, Regulatory Documentation and Know-how pursuant to clause 4.1 as soon as reasonably practicable following the Effective Date, or the creation or acquisition thereafter of the same by the Licensor or its relevant Affiliate, as applicable.

4.3 Following the Effective Date, the Licensor shall, at its sole cost and expense, provide the Licensee with all reasonable assistance as may be required by the Licensee in order to transfer the Know-how to the Licensee and for the purposes of working with the Regulatory Documentation, including any assistance as may be required for the purposes of preparing for, and attending; meetings with Health Authorities, dealing with requests from Health Authorities and preparing, and filing, applications for Health Registration Approvals. Without prejudice to the generality of the foregoing, if (i) visits of the Licensor's representatives to the Licensee's, or any of its Affiliate's, facilities; or (ii) attendance of the Licensor's representatives at meetings with Health Authorities, are reasonably requested by the Licensee for the purposes of providing assistance as referred to above, the Licensor will send appropriate representatives to the Licensee's, or its Affiliates', facilities or to the relevant meetings, provided that the Licensee shall, within thirty (30) days of being asked to do so, reimburse the Licensor for its reasonable and verifiable expenses of travel and accommodation for such representatives. The Licensor shall not be required by this clause:

     (a) to acquire or devote resources other than those which it would acquire, or which it has available to it, but for this clause; or

     (b)  to hire or retain any Personnel.

5.   DEVELOPMENT AND PERFORMANCE

5.1 Following the Effective Date, Protherics shall undertake the Process Science Programme in accordance with the provisions set out in schedule 9 and all other relevant terms of this agreement.

5.2 Each of the parties agrees and acknowledges that the MSA is required to be put in place to govern the supply arrangements, and associated development activities, between Protherics and the Licensee concerning the Product. The MSA shall, following the Effective Date, be negotiated in good faith between Protherics and the Licensee on the following basis:

     (a)  such negotiations shall commence no later than 1 March 2006;

     (b) Protherics', and the Licensee's, objective is that the MSA shall be entered into by 1 March 2007;

     (c)  the Licensee shall produce the first draft of the MSA; and

     (d) the MSA shall include, amongst other appropriate and detailed provisions, the provisions set out in schedule 8.

5.3 Following the Effective Date, the Licensee shall use Commercially Reasonable Efforts to:

     (a) develop the Product, and conduct such matters as are relevant to obtaining and maintaining applicable Health Registration Approvals and other regulatory approvals for the use of the Product, for the Primary Indication in each of the Major Markets; and

     (b) commercialise the Product for use for the Primary Indication in each of the Major Markets.

     (Confidential Treatment Requested)

5.4 Clause 5.3 shall be without prejudice to the generality of, and shall not limit, the parties' obligations under the Process Science Programme or the MSA.

5.5 The Licensee's obligation under clause 5.3 is subject to the Licensor's compliance in all material respects with clauses 4.1 and 4.2.

5.6 If, at any time, the Licensor reasonably believes that the Licensee is in breach of its obligations pursuant to clause 5.3, the Licensor may notify the Licensee, specifying the breach and the basis for its belief, and the parties shall meet within thirty (30) days after such notice, at the Licensee's and/or its Affiliates' offices, to discuss in good faith the Licensor's concerns and the Licensee's actual and planned conduct.

5.7 If the Licensee is in breach of its obligations pursuant to clause 5.3 and has not rectified such breach within forty five (45) days of the start of discussions with the Licensor pursuant to clause 5.6 (or, where the breach cannot be rectified within such period, has not taken reasonable steps towards rectifying the breach and/or thereafter does not diligently pursue such steps), the Licensor may terminate this agreement by notice to the Licensee.

5.8 Without prejudice to clause 20.1, if the Licensor terminates this agreement pursuant to clause 5.7, the Licensee shall, within sixty (60) days of being requested to do so, reimburse to the Licensor the value of all Remaining Stock subsequently written off by the Licensor within ninety (90) days following Termination.

5.9  The parties have agreed that:

     (a) the Licensor's right of termination pursuant to clause 5.7, and the provisions of clause 5.8, shall be the Licensor's only remedy under this agreement in respect of the Licensee's breach of clause 5.3;

     (b) regardless of whether or not the Licensor exercises its right to terminate this agreement pursuant to clause 5.7, the Licensee shall not be liable to the Licensor for any Loss or Cost incurred by the Licensor as a result of the Licensee's breach of clause 5.3, save as specified in clause 5.8; and

     (c) this clause 5.9 shall survive Termination for any reason, including Termination by the Licensee pursuant to clause 19.2.

5.10 If and when any Health Registration Approval or Pricing Approval is obtained for the Product anywhere in the Territory, the Licensee shall promptly inform the Licensor thereof.

5.11 The Licensee will, and will procure that any relevant Sub-licensee will:

     (a) clearly mark all Products or, if not practicable, then any relevant literature or packaging, with:

          (i) the relevant patent or application numbers of the subsisting Patents and Joint Patents;

          (ii) subject to clause 11.6, the Trade Marks; and

          (iii) the symbols or words required under any Law to indicate the Licensor's ownership of, or rights to, the Patents, Joint Patents and, subject to clause 11.6, the Trade Marks; and

     (b) comply with all Laws, and ensure compliance with all Laws by all relevant Personnel, in furthering the objectives of clause 5.3.

6.   MILESTONE AND ROYALTY PAYMENTS

6.1  The Licensee shall pay the Licensor the following sums:

     (a) L16,300,000 within one (1) Business Day of the Effective Date, which payment will be made to Protherics;

     (b) (Confidential Treatment Requested) upon the decision by the Process Manufacturing and Supply Committee (or Steering Committee, if applicable) to progress the Process Science Programme to the manufacture of the first (Confidential Treatment Requested) litres batch of the Product;

     (c) (Confidential Treatment Requested) upon the commencement of the first Phase III Trial;

     (d) (Confidential Treatment Requested) upon the decision by the relevant Person to continue the first Phase III Trial after the first interim analysis of the Clinical Outcomes of such Phase III Trial;

     (e) (Confidential Treatment Requested) upon the filing of the first application for the first Health Registration Approval with respect to the Product for use in the Primary Indication, wherever in the Territory;

     (f) (Confidential Treatment Requested) upon the First Commercial Sale of the Product by or for the Licensee, any Affiliate of the Licensee or any Sub-licensee (in each case, including by its Distributor), in the United States;

     (g) (Confidential Treatment Requested) upon the First Commercial Sale of the Product by or for the Licensee, any Affiliate of the Licensee or any Sub-licensee (in each case, including by its Distributor), in any Major European Country;

     (h) (Confidential Treatment Requested) upon the First Commercial Sale of the Product by or for the Licensee, any Affiliate of the Licensee or any Sub-licensee (in each case, including by its Distributor), in Japan; and

     (i) (Confidential Treatment Requested) upon the grant of the first Health Registration Approval of the Product for use in the first Secondary Indication in any Major Market, and for these purposes a Phase III Trial shall be deemed to commence when the first patient involved therein is dosed with the Product, or Placebo, in the course thereof.

6.2 The Licensee shall, within seven (7) days of each such day, notify Protherics, on behalf of the Licensor, or procure that Protherics is notified, on behalf of the Licensor, of the occurrence of each of the events referred to in any of clauses 6.1(b) to (i) and, within seven (7) days following receipt of any such notification, the Licensor shall deliver to the Licensee an invoice for the amount payable in respect of such event pursuant to the relevant such clause. Within thirty (30) days following such invoice, the Licensee shall pay to the Licensor the appropriate amount due, as specified therein.

6.3  No amount payable pursuant to clause 6.1 shall be payable more than once.

6.4 Protherics shall supply, or procure the supply of, to the Licensee, free of charge but otherwise on terms to be determined by the Process, Manufacturing and Supply Committee, the quantities of CT Materials required by the Licensee during the Clinical Phase for administering in the course of human clinical trials:

     (a) the first (Confidential Treatment Requested) courses of therapy with the Product; and

     (b) the first (Confidential Treatment Requested) courses of therapy with Placebo,

     in each case for adults weighing 80kg.

6.5 Protherics shall supply, or procure the supply of, the Licensee's requirements for CT Materials for use in human clinical trials additional to those referred to in clause 6.4, at the Licensor's Cost of Goods for manufacturing such CT Materials or, if the Licensee so elects, at the prices determined in accordance with schedule 7 for Drug Substance or Drug Product (as the case may be), but otherwise on terms to be specified in the MSA.

6.6 In addition to the above payments, the Licensee shall pay Protherics, on behalf of the Licensor, in US$, a royalty of twenty per cent. (20%) of Net Sales.

6.7 Disposals of the Product between the Licensee, its Affiliates and Manufacturing Sublicensees shall be excluded from the calculations of Net Sales and no royalties shall be due in respect thereof; royalties shall be calculated on any disposal for value by the Licensee, its Affiliates or Manufacturing Sub-licensees of the Product to any other Person (including any Distributor). Royalties shall be payable only once for each unit of Product so disposed of.

6.8 Where any disposal for value of the Product by the Licensee, any Affiliate of the Licensee or any Manufacturing Sub-licensee is connected with any disposal of, or other dealing with respect to, or the provision of, any other good or service, Net Sales shall be calculated on the amount equal to that which would have been the gross invoiced amount on an arm's length sale of the relevant quantity of the Product made at the same time in the same part of the Territory, and not the actual gross invoiced amount on such sale.

6.9 All royalties payable hereunder shall be due sixty (60) days following the end of the Calendar Quarter in which the Net Sales in respect of which they are payable are made.

6.10 The Licensee's obligation to pay royalties pursuant to clause 6.6 shall commence, on a country by country basis, upon the first disposal for value of the Product in such country, and shall cease, on a country by country basis, on the later to occur of:

     (a) the (Confidential Treatment Requested) of the First Commercial Sale of the Product in such country; and

     (b) the expiry of the last Valid Claim of any Patent or Joint Patent in such country claiming the Product,

     (the "ROYALTY TERM") and following such cessation of the obligation to pay royalties in a country, the Licence shall continue in effect in such country on a fully paid-up basis for the remainder of the Term.

6.11 In addition to the above payments, the Licensee shall pay to Protherics, in US$ and pursuant to the terms of the MSA, in consideration of the manufacture and supply of the Product for the Licensee, a supply price which shall be calculated in accordance with the provisions set out in schedule 7 ("MANUFACTURING AND SUPPLY FEES"), and this obligation shall be included in the MSA.

6.12 If the Licensor considers that the overall economic return which it receives by virtue of clauses 6.6 and 6.11 is less than the Licensor's actual Cost of Goods for the quantities of the Product to which such return relates, such that the Licensor is making a loss by supplying such Products, other than as a consequence of any deductions made in accordance with clauses 16, 17 or 18, the Licensor may serve notice thereof on the Licensee. Within thirty (30) days of such notice, the parties will meet to discuss in good faith appropriate adjustments to the economic provisions of this agreement which will aim to alleviate such loss-making situation suffered by the Licensor, and if, within sixty (60) days of such notice, no agreement is reached between the parties as to how, and whether, to make any such adjustments, or what such adjustments to make, the Licensor shall have no further obligation so to supply the Product to the extent that it so makes such a loss, and this shall be reflected in the MSA.

6.13 The Licensee will, with each royalty payment, deliver to the Licensor a statement, certified as correct by a responsible officer of the Licensee, of all royalties due for the period to which the payment relates, showing separately the relevant Net Sales in each applicable country, their calculation and, where relevant, the rate of exchange used.

6.14 The Licensee will, until the third anniversary of 31 December of the Year in which the relevant Product is disposed of, keep, or cause to be kept, at its, or the relevant Manufacturing Sub-licensees', usual place of business true and accurate books of account, in accordance with applicable generally accepted accounting principles, containing all information necessary for the determination of all royalties payable pursuant to this agreement.

6.15 Upon the written request of the Licensor, the Licensee shall permit, or procure permission for, an independent qualified accountant or a person possessing similar professional status and associated with an independent accounting firm to inspect, during regular business hours, and no more than once a Year and going back no more than three Years preceding the then current Year, all or any part of the books of account referred to in clause 6.14, and other relevant records reasonably necessary to ascertain the accrued royalties due, provided that such accounting firm shall enter into appropriate obligations with the Licensee to treat all relevant information it receives in confidence, save that it may disclose to the Licensor details of any discrepancies in the royalties paid.

6.16 The charges of the accounting firm referred to in clause 6.15 shall be paid by the Licensor except that if it discloses an underpayment of royalties to the Licensor of more than (Confidential Treatment Requested) per cent, (Confidential Treatment Requested %) of the amount due in any Calendar Quarter, the charges of that accounting firm shall be paid by the Licensee.

6.17 All royalties due in respect of Net Sales made, or which are otherwise calculated, in currencies other than United States dollars shall be calculated in the relevant other currency and converted to United States dollars by the Licensee in accordance with the rates of exchange used by the Licensee's group internal accounting systems on the day the relevant royalty is due, and the Licensee shall make relevant details of all such rates of exchange available for inspection in accordance with clause 6.15. The Licensee shall notify the Licensor, from time to time, of and upon any changes in the Licensee's group internal accounting systems for calculating rates of exchange.

6.18 If the Licensee fails to make full payment of any sum due and payable under these terms, the amount remaining due will bear interest, accruing from the due date until the date of actual payment, whether before or after judgment, calculated at an annual rate equivalent to (Confidential Treatment Requested) per cent, above LIBOR, for the time being, compounded daily.

6.19 No payments made under the preceding provisions of this clause 6 will be refundable, or otherwise re-payable, in any circumstances.

6.20 If the inspection pursuant to clause 6.15 shows that there has been an underpayment by the Licensee, the Licensee will promptly, and without demand, send to the Licensor the difference between the amount already paid and the correct amount shown to be due and payable further to the inspection. If the inspection pursuant to clause 6.15 shows that there has been an overpayment by the Licensee, the Licensor will promptly, and without demand, send to the Licensee the difference between the amount already paid and the correct amount shown to be due and payable further to the inspection.

6.21 The sums payable under this clause 6 ("PAYMENTS") shall be made in the specified currency by electronic transfer to the Licensor's relevant bank account detailed in schedule 3, or such other bank account as is otherwise notified by the Licensor to the Licensee from time to time.

6.22 Payments shall not be reduced on account of any Taxes unless required by Law. Subject to clause 6.23, the Licensor alone shall be responsible for paying any and all Taxes (other than withholding Taxes required by Law to be paid by the Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Licensee shall deduct or withhold from the Payments any Taxes that it is required by Law to deduct or withhold. Notwithstanding the foregoing, if the Licensor is entitled under any applicable Tax treaty to a reduction of rate of, or elimination of, applicable withholding Tax, it may deliver to the Licensee or the appropriate governmental authority (with the assistance of the Licensee to the extent that it is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Licensee of its obligations to withhold Tax, and the Licensee shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that the Licensee has received evidence, in a form satisfactory to the Licensee, acting reasonably, of the Licensor's delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorisation) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, the Licensee withholds any amount, it shall pay to the Licensor the balance when due, make timely payment to the proper Taxing authority of the withheld amount, and send to the Licensor proof of such payment within sixty (60) days following that payment.

6.23 All sums specified in this agreement as payable, or potentially payable, hereunder are exclusive of Indirect Taxes, which, if applicable, shall be paid in addition to such sums upon the presentation of an appropriate invoice.

7.   CAPACITY INVESTMENTS

7.1  (Confidential Treatment Requested)

7.2 The parties recognise that in order to enable Protherics to meet its obligations under the MSA; to meet the requirements for the grant of Health Registration Approvals; and to allow for sufficient manufacturing capacity to meet the Licensee's projected initial sales of the Product, improvements will need to be carried out (Confidential Treatment Requested)

     (Confidential Treatment Requested) The parties will use good faith efforts to agree the details of the Infrastructure Improvements, the times within which they should be completed and a budget for the anticipated costs to be incurred in completing them, all of which shall be reasonable, appropriate and necessary for the above purposes. The Licensor will, or will procure that its Affiliates will, carry out the agreed Infrastructure Improvements at its own cost, using its reasonable efforts to complete them within the agreed times and to the agreed budget. The Process, Manufacturing and Supply Committee shall oversee the conduct of the Infrastructure Improvements, and shall advise the Licensor on any cost savings or efficiencies that could be employed or any regulatory standards that may need to be met. The Licensee will have the right to inspect the Infrastructure Improvements during their conduct and after their completion.

7.3 The Licensee recognises that Protherics, or any of its Affiliates, may apply for grants which may be available to it from the Welsh Development Agency (or other similar governmental agency) in relation to the Infrastructure Improvements. The Licensee will not object to any such grant application, and Protherics will apply any awarded grant to the conduct of the Infrastructure Improvements in accordance with the terms and conditions of the grant. If the grant results in a cost saving in relation to the agreed budget for the Infrastructure Improvements, the parties will allocate the cost saving to other Infrastructure Improvements or to other agreed capacity improvements or expansions that may benefit the manufacture of the Product.

7.4 Upon written request of the Licensee, the Licensor shall permit an independent qualified accountant, or a person possessing similar professional status and associated with an independent accounting firm, to inspect, during regular business hours and no more than once a Year, all or any part of the Licensor's or its Affiliates' books of account, and other relevant records, concerning the investments which the Licensor makes for the purposes of carrying out the Infrastructure Improvements. Any such accountant or accounting firm shall enter into appropriate obligations with the Licensor to treat all relevant information it receives in confidence, save that he/she or it may disclose to the Licensee details of the amount of the investments made in carrying out the Infrastructure Improvements.

7.5  (Confidential Treatment Requested)

7.6 If, after the completion of the Infrastructure Improvements, any further infrastructure or capability improvements and/or expansions are necessary in order to enable Protherics to meet its obligations under the MSA; to meet the requirements for the grant of Health Registration Approvals; and to allow for sufficient manufacturing capacity to meet the

     Licensee's projected initial sales of the Product, such additional improvements and/or, expansions shall be effected by, and funded by, Protherics.

8.   OWNERSHIP OF IMPROVEMENTS

8.1 Subject to clause 8.2, each party shall retain all its right, title and interest in and to any and all Improvements made by, or on behalf of, such party, whether pursuant to the Process Science Programme, the MSA or otherwise, and any and all Intellectual Property therein.

8.2  Each party shall own an equal, undivided interest in any and all:

     (a) Improvements made jointly by, or on behalf of, the Licensor and the Licensee (the "JOINT KNOW-HOW"); and

     (b) patents (the "JOINT PATENTS") and other Intellectual Property in any such Improvements.

8.3 Subject to clauses 2 and 20, neither party shall in any way exploit (including by way of assigning, pledging, encumbering or otherwise transferring) any Joint Patent or Joint Know-how without the consent of the other party, not to be unreasonably withheld or delayed.

8.4 Without prejudice to the Licensor's obligations pursuant to clauses 4.1 and 4.2, the Licensor shall, as soon as reasonably practicable following the making of the same, disclose comprehensive details to the Licensee of any Improvements made by or on behalf of it.

9.   ADVERSE EVENT REPORTING

     The parties shall negotiate in good faith to agree, as soon as reasonably practicable, the terms of such an agreement concerning the safety of the Product as may be customary in the pharmaceutical industry and which meets the requirements of all relevant Laws.

10.  CONFIDENTIALITY AND NON-DISCLOSURE

10.1 At all times during the Term, and for a period of five (5) years following Termination, each party (the "RECEIVING PARTY") shall, and shall cause its officers, directors, employees, agents, Affiliates and, in the case of the Licensee, any Sub-licensee, to keep confidential, and not publish or otherwise disclose, and not use, directly or indirectly, for any purpose, any Confidential Information provided to it by or on behalf of the other party (the "DISCLOSING PARTY"), except to the extent such disclosure or use is expressly permitted by the terms of this agreement or is reasonably necessary, for the performance of this agreement.

10.2 The Licensor recognises that by reason of the Licensee's status as an exclusive licensee pursuant to clause 2, the Licensee has an interest in the Licensor's retention in confidence of certain confidential information of the Licensor. Accordingly, the Licensor shall, and shall cause its Affiliates and their respective officers, directors, employees and agents to, keep confidential, and not publish or otherwise disclose, any such information relating to:

     (a) the Product, including the Know-How and any Regulatory Documentation, in each case to the extent relevant to the Field of Use; or

     (b) the Exploitation of the Product in the Field of Use, including any development, sales or marketing plans therefor,

     (the "LICENSOR INFORMATION"), save that it, and they, may disclose the same under obligations of confidence appropriate to protect such interests of the Licensee. The disclosure by the Licensor to the Licensee of Licensor Information shall not, in itself, cause such information to cease to be confidential.

10.3 Notwithstanding clause 10.1, each party may disclose, and permit the disclosure of, Confidential Information to the extent that such disclosure is:

     (a) made in response to a valid order of a court of competent jurisdiction or other competent authority (including any Health Authority), provided, however, that the Receiving Party shall, subject to Law, first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to seek to overturn any such order or obtain a protective order requiring that the Confidential Information subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not overturned or a protective order is not obtained, the relevant Confidential Information disclosed in response to such court or governmental order shall be limited to that which is legally required to be disclosed in response to such court or governmental order;

     (b) made by the Receiving Party to a Health Authority as may be necessary or reasonably useful in connection with any filing, application or request for a Health Registration Approval; provided, however, that reasonable measures shall first be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

     (c) made by the Receiving Party to a relevant authority where necessary or reasonably useful for the purposes of obtaining or enforcing a Patent or Joint Patent, provided, however, that the Receiving Party shall take reasonable measures to assure confidential treatment of such information, to the extent such protection is available; or

     (d) otherwise required by Law, provided, however, that the Receiving Party shall, subject to Law:

          (i) provide the Disclosing Party with reasonable advance notice of, and an opportunity to comment on, any such required disclosure;

          (ii) if requested by the Disclosing Party, seek confidential treatment with respect to any such disclosure to the extent available; and

          (iii) use its reasonable endeavours to incorporate the comments of the Disclosing Party in any such disclosure or request for confidential treatment.

10.4 The Licensee may disclose Confidential Information as necessary in Exploiting the Product.

10.5 Notwithstanding the foregoing, Confidential Information shall not include any information that:

     (a) is or hereafter becomes part of the public domain by or through no wrongful act, fault or negligence on the part of the Receiving Party;

     (b) can be demonstrated by documentation, or other competent proof, to have been in the Receiving Party's, or any of its Affiliates', possession prior to disclosure by the Disclosing Party, free of any obligation of confidence owed to any Person;

     (c) is subsequently received by the Receiving Party, or any of its Affiliates, from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

     (d) is generally made available to third parties by the Disclosing Party without restriction on use or disclosure; or

     (e) can be demonstrated by documentation, or other competent proof, to have been independently developed by or for the Receiving Party, or any of its Affiliates, without reference to the Disclosing Party's Confidential Information.

10.6 Specific aspects or details of Confidential Information shall not be deemed to be within the public domain, or in the possession of the Receiving Party, merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party, and any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

10.7 This clause 10 shall not be construed to prohibit either party from identifying the other party in its internal business communications, provided that any Confidential Information in such communications remains subject to this clause 10.

10.8 Clauses 10.3 and 10.5 to 10.7(with the exception of clauses 10.5 (b) and (e)) shall apply, mutatis mutandis, to Licensor Information as they do to Confidential Information and, for these purposes, the Licensor shall be deemed to be the Receiving Party thereof.

10.9 The text of any press release or other communication to be published by or in the media concerning the subject matter of this agreement will require the approval of both parties.

10.10 The parties acknowledge that scientific publications must be strictly monitored to prevent any adverse events from premature publication of results of research and development activities hereunder. Accordingly, the Licensor shall not publish, present or otherwise disclose any material related to the Exploitation of the Product in the Field of Use without the prior written consent of the Licensee, not to be unreasonably withheld or delayed.

11.  TRADE MARKS

11.1 The Licensor grants, or shall procure that its relevant Affiliates grant, the Licensee an exclusive licence, for the Term, to use, reproduce and apply the Trade Marks, for the purpose of Exploiting the Product, (including as envisaged by clause 3.6 and for the use of the Trade Marks on the packaging of, and/or on, the Product, where applicable), in accordance with the Licensor's reasonable instructions from time to time and as required by Law, such licence neither to be assigned nor sub-licensed other than to Sub-licensees and Distributors as provided for herein.

11.2 The Licensee may sub-license (on a non-transferable, non-sub-licensable basis only) the licence granted by, or pursuant to, clause 11.1 to each Sub-licensee or Distributor for the purposes of the Exploitation of the Product in accordance with, and as permitted by, the terms of this agreement, but shall otherwise have no right to sub-license any of them.

11.3 The Licensor agrees that it shall not use or permit any other Person to use, nor shall any of its Affiliates use or permit any other Person to use, the Trade Marks for any purpose whatsoever during the Term.

11.4 The Licensee shall stop, or cause to be stopped, upon request, all use of any of the Trade Marks by the Licensee, any Sub-licensee or Distributor, which the Licensor reasonably determines is, or may be, prejudicial to their distinctiveness, or otherwise to their validity, or, upon such request, shall change, or cause to be changed, such use in order to avoid any such prejudice.

11.5 All use of the Trade Marks shall at all times be for the benefit of the Licensor or its relevant Affiliates, as applicable, and any goodwill accrued to the Licensee or any other Person by its or their use of any of the Trade Marks shall accrue to, and be held in trust by, the Licensee for the Licensor or its relevant Affiliates, which goodwill the Licensee agrees to assign to the Licensor or such Affiliates, as directed by the Licensor, whether before or after Termination, and the Licensee shall make appropriate arrangement with each such other Person.

11.6 Notwithstanding clause 5.11, the Licensee shall be under no obligation to use the Trade Marks for the purpose of Exploiting the Product.

11.7 The preceding provisions of this clause 11 are intended as an interim provision pending the agreement of a more detailed trade mark licence, which the parties shall negotiate in good faith with a view to agreeing as soon as reasonably practicable and which will, without limitation, address the ownership, filing (where applicable), maintenance, and protection of, and the conduct of any proceedings (through litigation or otherwise) in connection with the Trade Marks and any additional or alternative trade marks which are required by the Licensee for the purpose of Exploiting the Product.

11.8 The Licensor shall by itself or by its authorised agent apply to the appropriate authorities to record or register the licence agreement referred to in clause 11.7 in the relevant registers within six (6) months following the date such licence is entered into between the parties.

12.  WARRANTIES

12.1 The Licensors jointly and severally warrant to the Licensee that:

     (a) Protherics Inc is the sole and exclusive owner of the entire right, title and interest in the Patents and is entitled to license them by the grant of the Licence;

     (b) Protherics Inc is the sole and exclusive owner of the entire right, title and interest in the Trade Marks and is entitled to license them as provided in this agreement;

     (c) Protherics Inc and/or Protherics, as applicable, is entitled to license the Know-how by the grant of the Licence, and is entitled to grant the rights granted by clauses 2.4 and 2.6 (subject to the limitations identified therein) in respect of the Regulatory Documentation;

     (d) to the best of the Licensor's, or its Affiliates', Knowledge all fees payable in respect of the maintenance of the Patents listed in schedule 2 and the Trade Marks listed in part 1 of schedule 4 have been paid on or before the due date for payment;

     (e) to the best of the Licensor's, or its Affiliates', Knowledge, there is no actual infringement or threatened infringement of any of the Patents or the Trade Marks, or unauthorised use of any of the Know-how or of any Regulatory Documentation the subject of clauses 2.4 or 2.6;

     (f) to the best of the Licensor's, or its Affiliates', Knowledge, there are no claims, judgments or settlements against any of the Patents, the Trade Marks or the Know-how subsisting at the Effective Date, nor are any amounts with respect thereto, or to the Regulatory Documentation the subject of clauses 2.4 or 2.6, owed by the Licensor or any of its Affiliates;

     (g) no claim, including litigation, has been brought, or threatened, in writing against the Licensor, or any of its Affiliates, by any Person alleging that, and the Licensor and its Affiliates are not aware of any claim that, the Patents, the Trade Marks, the Regulatory Documentation the subject to clauses 2.4 or 2.6 or the Know-how are invalid or unenforceable;

     (h) no claim has been brought, or threatened, in writing against the Licensor, or any of its Affiliates, by any Person alleging that the Exploitation of the Product will infringe any Intellectual Property of any Person;

     (i) no claim has been brought, or threatened, in writing against the Licensor, or any of its Affiliates, by any Person alleging that the use of the Trade Marks for the purposes of the Exploitation of the Product will infringe any Intellectual Property of any Person;

     (j) the Licensor, and its Affiliates, have no Knowledge that the use of the technology claimed by the Patents and the Know-how in Exploiting the Product in the Field of Use will infringe the Intellectual Property of any Person. (Confidential Treatment Requested)

     (k) the Licensor, and its Affiliates, have no Knowledge of any scientific or technical facts or circumstances that would adversely affect the commercial potential of the Product in the treatment of sepsis in humans;

     (l) the Patents listed in schedule 2 are all patents owned by, or licensed to, the Licensor or any of its Affiliates which claim the Product, pharmaceutical compositions including the Product or the use of any of the foregoing specifically;

     (m) the Trade Marks listed in part 1 of schedule 4 are all the trade marks owned by, or licensed to, the Licensor or any of its Affiliates which have been used, or registered for the purpose of use, in association with the Product;

     (n) the domain name registrations listed in part 2 of schedule 4 represent all domain name registrations within the Licensor's or its Affiliates' control which have been used, or registered for the purpose of use, in association with the Product;

     (o) none of the Trade Marks have been rejected by any Health Authority and, to the best of the Licensor's or its Affiliates' Knowledge, there is no reason to believe that any of the Trade Marks will be rejected by any Health Authority;

     (p) the Know-how has been kept confidential and has been disclosed to Third Parties only under obligations of confidentiality;

     (q) neither the Licensor, nor any of its Affiliates, has been debarred, and none of them is subject to debarment, by any Health Authority; and

     (r) the Licensor has corporate power and authority to enter into, and perform, this agreement and that its entry into, and performance of, this agreement does not, and will not, conflict with any of its other obligations.

12.2 Each party warrants to the other that it has authority to enter into, and perform, this agreement and that its entry into, and performance of, this agreement does not, and will not, conflict with any of its other obligations.

12.3 Except for the express warranties set forth in clauses 12.1 and 12.2, neither party makes any representation or warranty, express or implied, either in fact or by operation of Law, by statute or otherwise, and specifically disclaims any terms and warranties not expressly set out in this agreement, whether written or oral, including any warranty of quality, satisfactory quality or fitness for a particular use or purpose and any warranty as to the validity or enforceability of any patent or the non-infringement of any Intellectual Property of any other Person.

13.  LIABILITY AND INDEMNITIES

13.1 No exclusion or limitation set out in this agreement shall apply in the case of:

     (a)  fraud or fraudulent concealment; or

     (b) death or personal injury resulting from the negligence of either party.

13.2 Neither party will be liable to the other for any Indirect Loss or any related Claims or related Costs arising from any Event of Default.

13.3 In addition to any other remedy available to the Licensor, the Licensee shall Indemnify the Licensor, its Affiliates and its and their respective directors, officers and employees (each, a "LICENSOR INDEMNITEE"), from and against any and all Losses incurred by any Licensor Indemnitee to the extent resulting from, or arising out of or in connection with, any claims made, or suits brought, by any Person (collectively, "THIRD PARTY CLAIMS") against any of them that allege that the relevant claimant has suffered personal injury or death as a result of the use of the Product, except to the extent such Losses arise as a result of the negligence, fraud, wilful misconduct or wrongful act of the relevant Licensor Indemnitee.

13.4 Should the Licensor Indemnitee intend to claim indemnification hereunder from the Licensee, the Licensor shall promptly notify the Licensee in writing (including, to the extent quantifiable, of the Losses in respect of which the Licensor Indemnitee so intends to claim), and the Licensee shall be entitled, but not required, to assume the defence of the relevant Third Party Claim with counsel selected by it. The Licensor shall, and shall procure that any other Licensor Indemnitee shall, co-operate, in all reasonable respects and at the Licensee's expense, with the Licensee and its legal representatives in the investigation and defence of any such Third Party Claim and make no admission with respect thereto.

13.5 The Indemnity given pursuant to clause 13.3 shall be subject to the relevant Licensor Indemnitee's compliance with clause 13.4.

13.6 No Indemnity shall be payable pursuant to this clause 13 with respect to any settlement of any Third Party Claim if such settlement is made without the consent of the Licensee.

14.  GUARANTEE AND EQUITY

14.1 The Licensor shall procure that Protherics plc gives the Licensee a guarantee of the Licensor's performance of this agreement, in the form of that attached at schedule 10, which, and the contents of which, shall constitute Confidential Information, and clauses 10.9, 21.6, 21.7, 21.9, 21.10, 22, and 28 of this agreement shall apply, mutatis mutandis, to that guarantee.

14.2 The Licensee shall enter into and perform, and the Licensor shall procure that Protherics plc enters into and performs, the Equity Agreement, and in so doing the Licensee shall, pursuant to and in accordance with the terms of the Equity Agreement but subject to Protherics pic's performance of its obligations under the Equity Agreement, pay Protherics pic L7,500,000 in accordance with the provisions of the Equity Agreement.

15.  MAINTENANCE AND PROSECUTION OF PATENTS

15.1 From the Effective Date, the Licensor shall use all reasonable endeavours to file, prosecute and maintain the Patents so as to maintain the broadest protection under the Patents as is reasonably practicable, without prejudicing any of their validity.

15.2 Where, notwithstanding clause 15.1, the Licensor reasonably determines not to take any step relevant to the maintenance of any Patent requested by the Licensee and which is beyond those necessary for its compliance with clause 15.1, within (Confidential Treatment Requested) days of being requested to do so, it shall nonetheless do so if the Licensee Indemnifies it against the Costs of so doing, provided such step would not be detrimental to the reasonable interests of the Licensor or any of its Affiliates.

15.3 The Licensee shall use all reasonable endeavours to file, prosecute and maintain the Joint Patents in such manner as it reasonably considers appropriate to maintain the broadest protection under the Joint Patents as is reasonably practicable, without prejudicing any of their validity.

15.4 Each party shall, and shall cause its Affiliates to, assist and cooperate with the other party, as such other party may reasonably request from time to time in connection with its activities under clauses 15.1 to 15.3, including reissue and re-examination proceedings and applying for patent term extensions and supplementary protection certificates; shall keep the other party currently informed of all material steps to be taken by such first party pursuant to any such clause; and shall furnish the other party with copies of any applications for Patents or Joint Patents, as applicable, amendments thereto and other related correspondence to and from patent offices, and, to the extent reasonably practicable, permit the other party an opportunity to offer its comments thereon before it makes a submission to a patent office which could materially affect the scope or validity of the patent coverage that may result, and act reasonably on such comments.

15.5 The parties shall share equally all reasonable Costs incurred by the Licensee in performing its obligations pursuant to clause 15.3, provided that either party may refuse to pay its share thereof in one or more relevant countries, in which case, subject to clause 15.6, it shall forthwith assign, or procure the assignment, to the other party all of its and its Affiliates' right, title and interest in and to the relevant Joint Patent (or Joint Know-how proposed to be patented) and, if such refusing party is the Licensee, such Joint Patent or Joint Know-how shall, from such refusal, be excluded from the scope of the Licence and from the scope of clause 6.10. Following any assignment of a Joint Patent (or Joint Know-How) pursuant to this clause, the subject of such assignment shall, once assigned, no longer represent, or be defined under this agreement as, a Joint Patent or Joint Know-How, as the case may be.

15.6 If a party is required to assign, or procure the assignment, of a Joint Patent pursuant to clause 15.5, and it is not possible for it to do so, under relevant patent Law, without also assigning another patent or patent application (including rights that party has in any other Joint Patent), then that party shall instead grant to the other party an exclusive, royalty-free, irrevocable, worldwide, sub-licensable and assignable licence, for all uses, in respect of its, and its Affiliates', right, title and interest in and to the relevant Joint Patent.

15.7 Without prejudice to any liability of the Licensee, the Licensor will not seek damages for any breach of the Licensee's obligations pursuant to this clause 15 directly from any of the Licensee's Personnel, rather from the Licensee.

16.  ENFORCEMENT AND PROTECTION OF PATENTS AND JOINT PATENTS

16.1 From the Effective Date, in the event that either party supposes that any Person may be infringing any of the Patents or Joint Patents, or may be making unauthorised use of the Know-how or Joint Know-how, such party shall promptly notify the other party in writing, identifying the relevant Person and their alleged Infringement, or unauthorised use, and at the same time furnish the other party with the information upon which such determination is based. The Licensee shall be entitled, from the Effective Date and in its sole discretion and expense but after notifying the Licensor (if time permits), through counsel of its choosing, to take any measures it deems appropriate in any part of the Territory to stop such infringing, or other relevant, activities by such Person, and the Licensee shall reasonably consider any expressed views of the Licensor with respect thereto. Upon reasonable request by the Licensee, the Licensor shall give the Licensee all reasonable information and assistance in taking such measures, including (i) by allowing the Licensee access to the Licensor's relevant files and documents and to the Licensor's Personnel in possession of relevant information; and (ii) if necessary for the Licensee to prosecute any legal action, by joining in the legal action as a party, in each case at the Licensee's expense. In the event that the Licensee fails, within (Confidential Treatment Requested) days following such notification, or earlier notifies the Licensor in writing of its intent not, to take commercially appropriate measures to stop such infringing, or other relevant, activities by any such Person, the Licensor shall have the right to do so at the Licensor's expense; provided, however, that if the Licensee has commenced negotiations with such Person for the discontinuance of such infringement, or other relevant activities, within such (Confidential Treatment Requested) days period, the Licensee shall have an additional (Confidential Treatment Requested) days to conclude such negotiations before the Licensor may exercise such right. Upon reasonable request by the Licensor, the Licensee shall give the Licensor all reasonable information and assistance in taking such measures, including allowing the Licensor access to the Licensee's relevant files and documents and to the Licensee's Personnel in possession of relevant information, at the Licensor's expense.

16.2 Any amount recovered by either party after the Effective Date pursuant to clause 16.1, whether by settlement or judgment, shall be used first to reimburse the parties for their reasonable Costs in making such recovery (which amount shall be allocated pro rata if insufficient to cover the totality of such Costs), with any remainder:

     (a) being retained by the Licensee where the action pursuant to which such amount was recovered was taken by the Licensee, in which case, to the extent attributable to lost sales, it shall be deemed Net Sales made in the Calendar Quarter of such recovery, for which the Licensee shall pay the Licensor any royalties that may be owed with respect to such Net Sales pursuant to clause 6.6; or

     (b) being retained by or paid to the Licensor where the action pursuant to which such amount was recovered was taken by the Licensor,

     and the party which took such action will bear all payments awarded against or agreed to be paid by such party pursuant to such action, including any Costs incurred that exceed the amounts recovered by such party, provided that the Licensee shall have the right to deduct (Confidential Treatment Requested) per cent. (Confidential Treatment Requested %) of such amounts from the royalties and Milestones payable pursuant to clauses 6.1 and 6.6 to the extent that, where agreed to be paid by the Licensee, such agreement was reasonable, subject to a maximum reduction in the royalties and Milestones payable in any Calendar Quarter of (Confidential Treatment Requested) per cent. (Confidential Treatment Requested %) of the royalties and Milestones otherwise then payable, with the balance being deducted from the royalties and Milestones payable in the subsequent Calendar Quarter(s), subject to such limit, until all so set off, and subject further to clause 17.13; and any balance due at the end of the last Royalty Term to end shall be payable by the Licensor to the Licensee in two, equal instalments, the first being payable (Confidential Treatment Requested) days after the end of such Royalty Term and the second (Confidential Treatment Requested) days after the end of such Royalty Term.

16.3 From the Effective Date, if any Person asserts, as a defence or as a counterclaim in any action of the types referred to in clauses 16.1 or 16.2, that any Patent or Joint Patent is invalid or unenforceable, then the party pursuing such action shall promptly give written notice to the other party. The Licensee shall, from the Effective Date and at its sole Cost, have the first right, but not the obligation, through counsel of its choosing, to respond to such defence, or defend against such counterclaim (as applicable), Including the right to settle or otherwise compromise such claim, and the Licensee shall reasonably consider any expressed views of the Licensor with respect thereto, and no amendment may be made to any Patent or Joint Patent without the Licensor's consent, not to be unreasonably withheld or delayed. Upon reasonable request by the Licensee, the Licensor shall give the Licensee all reasonable Information and assistance in taking such action, at the Licensee's expense. If the Licensee notifies the Licensor in writing that it does not wish to respond to such defence or defend against, or settle, such counterclaim (as applicable), or does not reasonably and properly do so within (Confidential Treatment Requested) days of such notice, the Licensor shall, at its sole cost and expense, have the right to respond to such defence or defend against such counterclaim (as applicable). Upon reasonable request by the Licensor, the Licensee shall give the Licensor all reasonable information and assistance in taking such action, at the Licensor's expense.

16.4 From the Effective Date, if any Person asserts, in a declaratory judgment action, or similar action or Claim, that any Patent or Joint Patent is invalid or unenforceable, then the party first becoming aware of such action or Claim shall promptly give written notice to the other party. The Licensee shall, at its sole cost and expense, have the first right, but not the obligation, through counsel of its choosing, to respond to such defence or defend against such counterclaim (as applicable), including the right to settle or otherwise compromise such claim, and the Licensee shall reasonably consider any expressed views of the Licensor with respect thereto, and no amendment may be made to any Patent or Joint Patent without the Licensor's consent, not to be unreasonably withheld or delayed. Upon reasonable request by the Licensee, the Licensor shall give the Licensee all reasonable information and assistance in taking such action, at the Licensee's expense. If the Licensee notifies the Licensor in writing that it does not wish to respond to such defence or defend against, or settle, such counterclaim (as applicable), or does not reasonably and properly do so within (Confidential Treatment Requested) days of such notice, the Licensor shall, at its sole cost and expense, have the right to respond to such defence or defend against such counterclaim (as applicable). Upon reasonable request by the Licensor, the Licensee shall give the Licensor all reasonable information and assistance in taking such action, at the Licensor's expense.

16.5 The party which responds to the defence pursuant to clauses 16.3 or 16.4 will bear all payments awarded against it or agreed to be paid by such party pursuant to such action, including any Costs incurred that exceed the amounts recovered by such party, provided that the Licensee shall have the right to deduct (Confidential Treatment Requested) per cent. (Confidential Treatment Requested %) of such amounts from the royalties and Milestones payable pursuant to clauses 6.1 and 6.6, to the extent that, where agreed to be paid by the Licensee, such agreement was reasonable, subject to a maximum reduction in the royalties and Milestones payable in the Calendar Quarter in which such amounts are paid by the Licensee of (Confidential Treatment Requested) per cent (Confidential Treatment Requested %) of the royalties and Milestones otherwise then payable, with the balance being deducted from the royalties and Milestones payable in the subsequent Calendar Quarter(s), subject to such limit, until all so set off; and any balance due at the end of the last Royalty Term to end shall be payable by the Licensor to the Licensee in two, equal instalments, the first being payable (Confidential Treatment Requested) days after the end of such Royalty Term and the second (Confidential Treatment Requested) days after the end of such Royalty Term.

16.6 In the event that the Licensor has granted a licence under any Patent to any Person other than the Licensee (an "ADDITIONAL LICENSEE"), then, in connection with any activities of the types referred to in clauses 16.1,
     16.3 or 16.4, the Additional Licensee may join any proceedings concerning any Patent voluntarily, subject always to the Licensee's, or Licensor's, as applicable, right to decide the conduct of such proceedings. Any such joining of proceedings shall be at the Additional Licensee's cost and expense. The Additional Licensee shall have the right independently to retain legal counsel and consultants at its sole cost and expense and, subject to the agreement of the relevant court, will have the right to be heard In such proceedings if it so wishes. The Licensee shall not have the right to enter into any settlement or consent to any claim to the effect that the patent protection offered under any part of any relevant Patent would be materially negatively affected, without the consent of the Additional Licensee, such consent not to be unreasonably withheld.

16.7 The Licensor and Licensee will not grant any Person any right under any Patent and/or the Know-how which would contravene, violate or otherwise conflict with the other party's rights stated in this clause 16, and each party will procure any Person granted any right


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

     under any Patent and/or Know-how to be bound to comply with what is stated in this clause 16 as it relates to a Party's Affiliate, licensee or sub-licensee.

17.  ALLEGED THIRD PARTY RIGHTS

17.1 If, following the Effective Date and in the opinion of the Licensee, the Exploitation of the Products by the Licensee, its Affiliates or any Sub-licensee or Distributor, or the manufacture of the Product by the Licensor under the MSA, infringes any Intellectual Property of a Third Party, and the Licensee, its relevant Affiliate or the relevant Sub-licensee or Distributor cannot Exploit the Product without infringing such Intellectual Property of such Third Party, the Licensee shall have the first right, but not the obligation, through counsel of its choosing, to negotiate and obtain a licence from such Third Party as is necessary to enable such Exploitation, provided that the Licensee shall fully involve the Licensor in any such negotiations where the Licensee's opinion relates to the manufacture of the Product by the Licensor.

17.2 The Licensee shall provide to the Licensor a copy of the terms of any licence of the type referred to in clause 17.1, which the Licensee proposes to obtain from a Third Party, before so taking, or committing to take, it. The Licensor shall have (Confidential Treatment Requested) days following receipt of such proposed terms to approve or disapprove the same, such approval not to be unreasonably withheld, taking into account, without limitation, the likelihood of the relevant Third Party agreeing to other terms, and if the Licensor does not so reply within such period, it shall be deemed to have given its approval.

17.3 If the Licensor does not approve any licence of the type referred to in clause 17.1, it must provide to the Licensee details explaining why its approval has been withheld, including proposals to resolve its relevant concerns. The parties shall meet, within (Confidential Treatment Requested) days following the Licensee's receipt of such details, at the Licensee's, and/or its Affiliates', offices, to discuss in good faith the Licensor's concerns and the likelihood, and means, of resolving such concerns with the relevant Third Party. If the parties, acting in good faith, are unable to reach agreement upon the matter within a further (Confidential Treatment Requested) days, then the matter shall be referred to a Patent Expert appointed by agreement by the parties or, in default of agreement on such appointment within (Confidential Treatment Requested) days of the referral, on the application of either party, by the President for the time being of the Licensing Executive Society, Britain & Ireland or his duly appointed deputy.

17.4 In determining any matter referred to him, the Patent Expert will act as an expert and not as an arbitrator and his decision will (in the absence of manifest error (and the parties shall require the Patent Expert to give reasons for his determination)) be final and binding on the parties, provided that the Patent Expert shall be charged to determine only:

     (a) the necessity of the relevant proposed licence for the Licensee's, or relevant Affiliate's, Sub-licensee's or Distributor's, Exploitation of the Product further to this agreement;

     (b) whether the terms thereof, including as to payments thereunder and therefor, are reasonable, in the circumstances, for an arm's length licence of the relevant Intellectual Property, unconnected with any other agreement, arrangement or understanding, including for the disposal of, or other dealing with respect to, or the provision of, any good or service; and

     (c) if the Patent Expert concludes that such terms are not reasonable, what, in the Patent Expert's opinion, would be reasonable terms.

17.5 If the Patent Expert determines that, for the purposes of clause 17.4, the terms of the relevant proposed licence are so necessary and reasonable, the Licensor shall be deemed to have confirmed its approval of such terms upon such determination, notwithstanding its previous withholding thereof, and the Licensee may enter into the proposed licence on the


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

     approved terms. If the Patent Expert determines that the terms of the relevant proposed licence are unnecessary and/or unreasonable, the Licensee may nevertheless enter into the proposed licence and, in that event, the provisions of clause 17.88 shall apply.

17.6 The Costs of the Patent Expert will be borne by the Licensor and the Licensee in the proportions he may direct or, in the absence of direction, equally by the Licensor and the Licensee.

17.7 Subject to any Law, or any provision of any contract or arrangement entered into before signature to the contrary, the parties will afford, as soon as reasonably practicable upon request, to the other and their respective agents and to the Patent Expert all facilities and access to their respective premises, books, accounts, records, returns and other documents, in any form or medium, as may be in their respective possession or under their respective control and as may be required or sought by the Patent Expert to make his determination.

17.8 (A) If the Licensor approves, or is deemed to approve, pursuant to clauses 17.2, 17.3 or 17.5, the taking of any licence of the type referred to in this clause 17, and such licence requires the Licensee to pay royalties or other payments to the Third Party licensor thereof, then the following provisions shall apply:

     (a)  (Confidential Treatment Requested)

     (b)  (Confidential Treatment Requested)

     provided that, subject to clause 17.13, the royalties and Milestones payable at the end of any Calendar Quarter shall be reduced by no more than (Confidential Treatment Requested) per cent. (Confidential Treatment Requested %) of the royalties and Milestones otherwise then payable, with the balance being deducted from the royalties and Milestones payable at the end of the subsequent Calendar Quarter(s), subject to such limit, until all so set off; and any balance due at the end of the last Royalty Term to end shall be payable by the Licensor to the Licensee in two, equal instalments, the first being payable (Confidential Treatment Requested), days after the end of such Royalty Term and the second (Confidential Treatment
     Requested), days after the end of such Royalty Term.

     (B) If the Patent Expert determines that the terms of the relevant proposed licence are not reasonable, and the Licensee nevertheless enters into such licence and such licence requires the Licensee to pay royalties or other payments to the Third Party licensor thereof, then the following provisions shall apply:

     (c)  (Confidential Treatment Requested)

     (d)  (Confidential Treatment Requested)


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

     provided that, subject to clause 17.13, the royalties and Milestones payable at the end of any Calendar Quarter shall be reduced by no more than (Confidential Treatment Requested) per cent. (Confidential Treatment Requested %) of the royalties and Milestones otherwise then payable, with the balance being deducted from the royalties and Milestones payable at the end of the subsequent Calendar Quarter(s), subject to such limit, until all so set off; and any balance due at the end of the last Royalty Term to end shall be payable by the Licensor to the Licensee in two, equal instalments, the first being payable (Confidential Treatment Requested) days after the end of such Royalty Term and the second (Confidential Treatment Requested) days after the end of such Royalty Term.

17.9 In the event of any actual or threatened suit by a Third Party against the Licensor, the Licensee, any of their Affiliates, any Sub-licensee, any Distributor or any Additional Licensee alleging that their use of the technology claimed by the Patents and the Know-how in Exploiting the Product infringes the Intellectual Property of any Person (an "INFRINGEMENT SUIT"), the party first becoming aware of such Infringement Suit shall promptly give written notice to the other party and the following shall apply:

     (a) the Licensee shall have the first right, but not the obligation, through counsel of its choosing, to assume direction and control of the defence of claims arising therefrom (including the right to settle such claims at its sole discretion) and the Licensor will provide the Licensee with all reasonable assistance requested by the Licensee in connection with the Infringement Suit, at the Licensee's cost, including allowing the Licensee reasonable access to the Licensor's (and its relevant Affiliates' and Additional Licensees') relevant files and documents and to the Licensor's (and its relevant Affiliates' and Additional Licensees') Personnel who are in possession of relevant information; and

     (b) if the Licensee notifies the Licensor in writing that it does not wish to assume such direction and control, or does not notify the Licensor within thirty (30) days of the earlier of its having notified the Licensor of the matter and of being notified of the matter by the Licensor, the Licensor shall have the right, but not the obligation to, at its sole cost and expense, defend against such claims, and the Licensee will provide the Licensor with all reasonable assistance requested by the Licensor in connection with the Infringement Suit, at the Licensor's cost, including allowing the Licensor reasonable access to the Licensee's (and its relevant Affiliates', Sub-licensees' and Distributors') relevant files and documents and to the Licensee's (and its relevant Affiliates', Sub-licensees' and Distributors') Personnel who are in possession of relevant information, and each party shall ensure the co-operation of all relevant Affiliates, Sub-licensees, Distributors and Additional Licensees with the foregoing provisions of this clause 17.9.

17.10 The following amounts shall be deducted from the royalties and Milestones payable by the Licensee under clauses 6.1 and 6.6:

     (a)  (Confidential Treatment Requested)

     (b)  (Confidential Treatment Requested)

     (c)  (Confidential Treatment Requested)


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

     (d)  (Confidential Treatment Requested)

17.11 The Licensor shall be entitled to recover from the Licensee (Confidential Treatment Requested) per cent. (Confidential Treatment Requested) % of all:

     (a) reasonable Costs, including Indirect Taxes, if applicable, reasonably incurred by the Licensor in defending, or otherwise dealing with, an Infringement Suit; and

     (b) damages, Costs, royalties or other payments awarded against, or agreed to be paid, and actually paid (to the extent that, where agreed to be paid by it, such agreement was reasonable) by, the Licensor further to an Infringement Suit, such sums to be payable in two, equal instalments, the first being payable by the Licensee to the Licensor (Confidential Treatment Requested) days after judgment in, or settlement of, the relevant Infringement Suit and the second (Confidential Treatment Requested) days after such judgment or settlement.

17.12 Subject to clause 17.13, where royalties or Milestones payable hereunder are to be reduced pursuant to clause 17.10 such royalties or Milestones shall be reduced, with effect from the Calendar Quarter in which they become liable to be reduced pursuant to clause 17.10, by a maximum of (Confidential Treatment Requested) per cent. (Confidential Treatment Requested)% of the royalties or Milestones otherwise payable in such Calendar Quarter, with the balance being deducted from the royalties or Milestones payable in the subsequent Calendar Quarter(s), subject to such limit, until all so set off, and any balance due at the end of the last Royalty Term to end shall be payable by the Licensor to the Licensee in two, equal instalments, the first being payable (Confidential Treatment Requested) days after the end of such Royalty Term and the second (Confidential Treatment Requested) days after the end of such Royalty Term.

17.13 Royalties and Milestones may be reduced concurrently pursuant to clauses 16.2, 16.5, 17.8 and 17.10, provided that the royalties and Milestones due in any Calendar Quarter shall be reduced thereby by no more a maximum of (Confidential Treatment Requested) per cent. (Confidential Treatment Requested) % of the royalties or Milestones otherwise payable in such Calendar Quarter if no such clause applied, with the balance of any deductions to be made being deducted from the royalties or Milestones payable in the subsequent Calendar Quarter(s), subject to such limit, until all so set off, and any balance due at the end of the last Royalty Term to end shall be payable by the Licensor to the Licensee in two, equal instalments, the first being payable (Confidential Treatment Requested) days after the end of such Royalty Term and the second (Confidential Treatment Requested) days after the end of such Royalty Term.

18.  SALES-BASED ROYALTY ADJUSTMENTS

18.1 Subject to clause 18.3, if any Non-Licensee Derived Product is sold in any country in the Territory, and the number of patient-treatment courses of such Non-Licensee Derived Product so sold exceeds (Confidential Treatment Requested) per cent. (Confidential Treatment Requested) % of the aggregate number of patient-treatment courses of the Product sold by, or on behalf of, the Licensee or any Manufacturing Sub-licensee (including by a Distributor) in the same Calendar Quarter in such country, as reported by IMS (or its successor from time to time), or an equivalent reputable data reporting organisation in the relevant country, then, for the purposes of calculating the royalties due pursuant to clause 6.6 in respect of that Calendar Quarter, (Confidential Treatment Requested) per cent, (Confidential Treatment Requested) % of the Net Sales in such country shall be disregarded.

18.2 Subject to clause 18.3, if any Non-Licensee Derived Product is sold in any country in the Territory, and the number of patient-treatment courses of such Non-Licensee Derived. Product so sold exceeds (Confidential Treatment Requested) per cent. (Confidential Treatment Requested) % of the aggregate number of patient-treatment courses of the Product sold by, or on behalf of, the Licensee or any


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

     Manufacturing Sub-licensee (including by a Distributor) in the same Calendar Quarter in such country, as reported by IMS (or its successor from time to time), or an equivalent, reputable data reporting organisation in the relevant country, then, for the purposes of calculating the royalties due pursuant to clause 6.6 in respect of that Calendar Quarter, (Confidential Treatment Requested) of the Net Sales in such country shall be disregarded.

18.3 In any given Calendar Quarter, Net Sales may only be disregarded, for the purposes of calculating the royalties due pursuant to clause 6.6 with respect to Net Sales in any country of the Territory, by the operation of either clause 18.1 or clause 18.2. and such clauses shall not operate in combination to disregard more than (Confidential Treatment Requested), of the Net Sales, respectively, in any country in the Territory in any given Calendar Quarter.

18.4 If any Non-Licensee Derived Product is sold in any country in the Territory, and the number of patient-treatment courses of such Non-Licensee Derived Product so sold exceeds (Confidential Treatment Requested) of the aggregate number of patient-treatment courses of the Product sold by, or on behalf of, the Licensee or any Manufacturing Sub-licensee (including by a Distributor) in the same Calendar Quarter in such country, as reported by IMS (or its successor from time to time), then the Licensee shall have the right to withdraw the Product from sale in such country, but such withdrawal shall not constitute a termination of this agreement with respect to such country.

18.5 Clauses 18.1 and 18.2 shall, without limitation, apply to Non-Licensee Derived Product Exploited pursuant to any compulsory licence which the Licensor is required by Law to grant to any Third Party.

18.6 In every one of the first ten (10) Years in which royalties are payable pursuant to clause 6.6, the Licensee shall deduct from the royalties payable in each Calendar Quarter the sum of (Confidential Treatment Requested) and if the amount of the deduction exceeds the total amount of royalties payable, the balance shall be deducted, on such basis, from the royalties payable in subsequent Calendar Quarter(s) until all so set off, provided that any balance due at the end of the last Royalty Term to end shall be payable by the Licensor to the Licensee in two, equal instalments, the first being payable (Confidential Treatment Requested) days after the end of such Royalty Term and the second (Confidential Treatment Requested) days after the end of such Royalty Term. Any royalty deductions pursuant to this clause shall be applied after the deductions made pursuant to clauses 16.2, 16.5, 17.8 or 17.10.

19.  TERM AND TERMINATION

19.1 This agreement shall become effective as of the Effective Date and shall remain in force until terminated in accordance herewith.

19.2 The Licensee may, at any time, terminate this agreement by giving not less than ninety (90) days' notice to the Licensor but may not terminate this agreement in part only.

19.3 If either party (the "BREACHING PARTY") is in material breach of this agreement, in addition to any other right or remedy the other party (the "COMPLAINING PARTY") may have, the Complaining Party may terminate this agreement in its entirety by (Confidential Treatment Requested) days prior written notice (the "NOTICE PERIOD") to the Breaching Party, specifying the breach and its claim of having a right to terminate this agreement, provided that:

     (a) the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach complained about during the Notice Period (or, if such breach cannot be cured within the Notice Period, the Breaching Party takes reasonable steps towards rectifying the breach and thereafter diligently pursues such steps); and

     (b) if the Licensee is the party in material breach and the breach is with respect to the Licensee's failure to comply with its obligation under clause 5.3, the provisions of clause 5.7, and not this clause 19.3, shall apply.

19.4 For the purposes of clause 19.3:

     (a) a "MATERIAL BREACH" means a breach (including an anticipatory breach) which is serious in the widest sense of having a serious effect on the benefit which the innocent party would otherwise derive from this agreement in accordance with its terms;

     (b) without prejudice to the generality of the foregoing, any late payment of monies less than (Confidential Treatment Requested) pounds L (Confidential Treatment Requested) due hereunder shall not be a material breach of this agreement; and

     (c) any late payment of the Manufacturing and Supply Fees shall not be a material breach of this agreement.

19.5 The Licensor may terminate this agreement immediately by notice to the Licensee, if:

     (a) the Licensee, or any Person which Controls the Licensee, has a receiver or an administrative receiver or administrator appointed of the whole, or any part, of its undertaking or assets, or has an officer appointed to perform a function analogous to that of any such officer, or enters into any composition with its creditors;

     (b) an order is made, or a resolution passed for winding-up of the Licensee, or any Person which Controls the Licensee, or the Licensee, or any such other Person, enters administration (as such term is defined in schedule B1 of the Insolvency Act 1986) unless such order or resolution or other appointment is part of a scheme of solvent reconstruction of the Licensee;

     (c) the Licensee directly or indirectly opposes or assists any Third Party, or any of the Licensee's Affiliates, to oppose the grant of any Patent, provided that:

          (i) this provision will not apply to any Patent in which a Law would be contravened by application of this provision; and

          (ii) the Licensor will not serve a notice under this provision without first giving the Licensee a reasonable opportunity to discuss with the Licensor whether such termination would contravene such a Law; or

     (d) the equivalent, in any jurisdiction, of any of the matters specified in clause 19.5(b) occurs.

19.6 The Licensee may terminate this agreement immediately by notice to the Licensor if:

     (a) Protherics has a receiver or an administrative receiver or administrator appointed of the whole, or any part, of its undertaking or assets, or has an officer appointed to perform a function analogous to that of any such officer, or enters into any composition with its creditors;

     (b) an order is made, or a resolution passed for winding-up of Protherics or Protherics enters administration (as such term is defined in schedule B1 of the Insolvency Act 1986) unless such order or resolution or other appointment is part of a scheme of solvent reconstruction of Protherics; or

     (c) Protherics Inc (i) shall file a petition in bankruptcy, (ii) be adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for itself or any substantial part of its assets, (iii) commences any proceeding relating to itself under any reorganisation, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, or any such proceeding is commenced against Protherics Inc and such proceeding remains undismissed for a period of sixty (60) days, or
          (iv) makes an assignment for the benefit of creditors.

19.7 Either party may terminate this agreement on notice to the other if the Effective Date has not occurred by 1 March 2006.

20.  CONSEQUENCES OF TERMINATION

20.1 In the event of termination of this agreement by the Licensee pursuant to clause 19.2, or by the Licensor pursuant to clauses 5.7, 19.3 or 19.5:

     (a) all rights and licences granted to the Licensee under this agreement shall immediately terminate;

     (b) the Licensee shall use all reasonable endeavours to return, and expunge from any database stored in any electronic, digital or similar format, all Know-how, Copyright Materials and all data, files, records and other materials in its control, or that of any of its Affiliates or of any Sub-licensee or Distributor, containing or comprising the Licensor's Confidential Information (except one copy of which may be retained solely for archival purposes), and shall no longer be entitled to make, or continue to permit, any use thereof, other than as required by Law;

     (c) the Licensee shall deliver to the Licensor a copy of any and all records, in whatever form, in the control of the Licensee or any of its Affiliates or of any Sub-licensee (and shall use its reasonable endeavours to do the same with respect to the Distributors), with respect to the Product which may be necessary or reasonably useful to enable the Licensor to continue the development of the Product and to commercialise or otherwise Exploit it (collectively, the "LICENSEE PRODUCT DATA"), which the Licensor shall be permitted to use in its discretion to such ends, and likewise to permit Third Parties to use;

     (d) the Licensee shall assign, or procure the assignment to the Licensor, forthwith, of all right, title and interest in all Regulatory Documentation, at termination or thereafter, and any Joint Patents and Joint Know-how not already vested in the Licensor or any of the Licensor's Affiliates, which, and the technology claimed by which, Licensor shall thereafter be free to use;

     (e) the Licensee shall, to the extent permitted by Law, assign and deliver to the Licensor all Regulatory Documentation (including price approvals, if applicable), and all applications therefor and all documentation relevant thereto, which might reasonably be needed to continue the process of applying for, or for maintaining, the same, provided that the Licensor shall Indemnify the Licensee, its Affiliates and any Sub-licensees or Distributors from any Losses with respect to its use of the Licensee Product Data or Exploitation of the Product further to such Regulatory Documentation, save to the extent such Losses arise as a result of the negligence, fraud, wilful misconduct or wrongful act of the Licensee, its Affiliates or any Sublicensee or Distributor, and the provisions of clauses 13.4 to 13.6 shall apply, mutatis mutandis, to this indemnity;

     (f) the Licensee shall grant the Licensor the right to elect, on written notice to the Licensee at any time during a period of sixty (60) days from Termination, to take a non-exclusive, royalty-free, perpetual, irrevocable, sub-licensable and assignable licence from the Licensee, or its relevant Affiliate, under the Grant-Back Patents to Exploit the Product in the Field of Use, in each case throughout the Territory;

     (g) do such things as the Licensor may reasonably require, from time to time, to give effect to the foregoing provisions of this clause 20.1.

20.2 In the event of termination of this Agreement by the Licensee pursuant to clauses 19.3 or 19.6, the Licensor shall:

     (a) use all reasonable endeavours to return, and expunge from any database stored in any electronic, digital or similar format, all data, files, records and other materials in its possession or control relating to the use of Product in the Field of Use containing or comprising the Licensee's Confidential Information relevant thereto (except one copy of which may be retained by the Licensor solely for archival or regulatory purposes);

     (b) assign, or procure the assignment to the Licensee, forthwith, of all right title and interest in any Joint Patents and Joint Know-how not already vested in the Licensee or any of the Licensee's Affiliates which, and the technology claimed by which, Licensee shall thereafter be free to use; and

     (c) do all such things as the Licensee may reasonably require, from time to time, to give effect to the foregoing provisions of this clause 20.2,

     and the Licence, and the provisions of clauses 3, 4 and 11, shall thereafter continue in perpetuity and the Licence shall be fully paid up and the Licensee shall have no further payment obligations pursuant to clauses 6.1 or 6.6.

20.3 If, prior to the end of the last Royalty Term to end, the Licensee terminates this agreement pursuant to clause 19.2 other than for any Technical Reason, the Licensee shall, within sixty (60) days of being requested to do so, reimburse to the Licensor the value of all Remaining Stock subsequently written off by the Licensor within ninety (90) days following Termination.

20.4 All royalties and other sums which have accrued prior to Termination, but remain unpaid at Termination, shall be due ninety (90) days after Termination.

20.5 Subject to clause 5.9, the termination of this agreement by either party shall in no way affect or limit such party's right to claim against the other party for any damages arising out of the breach of this agreement.

20.6 The termination of this agreement shall not relieve either party from performing any obligations accrued prior to Termination and, save as provided in clause 5.9, shall be without prejudice to any rights of either party against the other which may have accrued up to the date of Termination.

20.7 The relevant party's rights and obligations pursuant to clauses 1, 2.5, 3.5, 5.9, 6 (to the extent relevant to the Licensee's accounting for, paying and verifying details of royalties due), 8.2, 8.3, 9, 10, 13, 16.2, 16.5, 17.8, 17.10, 17.11, 17.12, 17.13, 18.6, 20, 21, 22 and 28 shall survive Termination.

20.8 From, and notwithstanding, Termination, the Licensee shall be entitled, during the following one hundred and eighty (180) days, to finish any work-in-progress and to sell any inventory of the Product that remains on hand at Termination, so long as the Licensee pays royalties applicable to said subsequent sales in accordance with these terms and otherwise continues to comply with these terms to the extent applicable.

20.9 All rights and licences granted under or pursuant to this agreement by the Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of applicable Laws outside the United States, licences of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States, and the Licensee, as licensee of such rights under this agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of such other Laws that provide similar protection for such intellectual property. In the event of the commencement of a bankruptcy proceeding by or against the Licensor under the U.S. Bankruptcy Code, or any analogous provisions of applicable Laws outside the United States, the Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in its possession, shall be promptly delivered to it upon its written request.

21.  MISCELLANEOUS

21.1 Neither party may assign its rights or, except as provided in clause 3, sub-license this agreement, whether by operation of Law or otherwise, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that the Licensee shall always have the right, without such consent:

     (a) to perform any or all of its obligations, and exercise any or all of its rights, under this agreement through any Affiliates, Sub-licensees or Distributors, as provided for herein; and

     (b) to assign any or all of its rights, and delegate any or all of its obligations, hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this agreement relates, provided that the Licensee shall provide written notice to Licensor within thirty (30) days after any such assignment or delegation, provided always that the Licensee shall remain fully liable for the performance of this agreement notwithstanding any such sub-licensing, assignment, delegation or otherwise.

21.2 Except in the case of fraud or fraudulent concealment:

     (a) the Entire Agreement constitutes the entire and only agreement between the parties relating to the subject matter of the Entire Agreement;

     (b) neither party has been induced to enter into the Entire Agreement in reliance on, nor has it been given, any representation or other statement of any nature whatsoever other than those set out in the Entire Agreement; and

     (c) subject to clause 5.9, the only remedies available to either party in respect of the Entire Agreement are damages for breach of Entire Agreement and neither party may rescind or terminate the Entire Agreement for any reason whatsoever, except as specified in clauses 5 and 19.

21.3 This agreement may be varied only by a document signed by Protherics, Protherics Inc and the Licensee. Notwithstanding that other Persons may have rights under this agreement, pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise, Protherics, Protherics Inc and the Licensee may amend this agreement in any way which affects those rights without the consent of such other Persons.

21.4 No breach of any of these terms will be waived or discharged, except with the express consent of the parties.

21.5 No failure or delay by a party to exercise any of its rights under this agreement will operate as a waiver of it or them and no single or partial exercise of any such right will prevent any other or further exercise of that or any other right.


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

21.6 If any of these terms is or becomes (whether or not following any judgment or otherwise) invalid, illegal or unenforceable in any respect under the Law of any jurisdiction:

     (a) the validity, legality and enforceability under the Law of that jurisdiction of any other provision; and

     (b) the validity, legality and enforceability under the Law of any other jurisdiction of that or any other provision,

     will not be affected or impaired in any way as a result.

21.7 In the circumstances set out in clause 21.6, the parties will meet to discuss the void and unenforceable provision and will substitute a lawful and enforceable provision which, so far as possible, results in the same economic effects.

21.8 The rights and remedies provided in this agreement are cumulative and not exclusive of any rights or remedies provided by Law or in equity.

21.9 The Contracts (Rights of Third Parties) Act 1999 will not apply to this agreement and no rights or benefits expressly or impliedly conferred by it will be enforceable under that Act against the parties to it by any other Person, except for rights and benefits conferred on any Affiliate of any party.

21.10 Each party will bear its own Costs connected with the negotiations, preparation and implementation of this agreement.

21.11 Nothing in this agreement will create a partnership or joint venture between the parties and, except as expressly provided in this agreement, neither party will enter into or have authority to enter into any engagement or make representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party, it being intended that each party will remain an independent contractor.

21.12 Neither party will be liable for any debts, torts or contracts of the other party.

21.13 (Confidential Treatment Requested)

21.14 The Force Majeure Party shall, as soon as reasonably practicable after the occurrence of a Force Majeure event, give notice in writing to the other party specifying the nature and extent of such Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice, and to clause 21.15, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this agreement, in whole or in part, nor shall the other party have the right to terminate this agreement, except as otherwise provided in this agreement, to the extent that the non-performance or delay in performance has resulted from such Force Majeure event. The suspension of performance allowed hereunder shall be of no greater scope, and no longer duration, than is reasonably required.

21.15 The Force Majeure Party shall use reasonable endeavours to:

     (a)  resolve any Force Majeure event affecting it; or

     (b) find a solution by which this agreement may be performed despite the continuation of the event of Force Majeure,

     in either case as quickly as reasonably practicable.

21.16 The parties shall each, within five (5) Business Days after signature, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby. The parties shall use reasonable efforts to respond promptly to any requests for additional information made by either of such agencies and to cause the waiting period under the HSR Act to terminate at the earliest possible date after the date of filing. Notwithstanding anything in this agreement to the contrary, this agreement (other than clauses 1 and 19.7 and this clause 21.16) shall not become effective until the expiration or earlier termination of the waiting period under the HSR Act.

21.17 This agreement may be executed in three (3) counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22.  NOTICES

22.1 Any communication, including any notice, given under or in connection with this agreement, will be in writing and will be delivered personally or sent by pre-paid first class post (air mail if posted to or from a place outside the United Kingdom) to the address of the intended recipient stated above or sent by fax in the case of the Licensor to +1(615) 320 1212 and to +44(0) 1239 858 800, marked for the attention of the Company Secretary, and in the case of the Licensee, to +353 1 609 7155, marked for the attention of the Chief Financial Officer, with a copy to +44 (0)1625 585 618, marked for the attention of the Assistant General Counsel.

22.2 All communications sent to the Licensor shall be copied, at the same time, by post or fax, as applicable, to Protherics plc, Fourth Floor, 3 Creed Court, 5 Ludgate Hill, London EC4M 7AA (fax number: +44 (0)20 329 5924).

22.3 Any such communication will be deemed to have been duly given or made as follows:

     (a) if personally delivered, upon delivery at the address of the relevant party;

     (b) if sent by first class post, two (2) Business Days after the date of posting;

     (c) if sent by air mail, seven (7) Business Days after the date of posting; and

     (d)  if sent by fax, when despatched;

     provided that if, in accordance with the above provision, any such communication would otherwise be deemed to be given or made outside normal working hours in the time zone of the recipient, such notice, demand or other communication will be deemed to be given or made at the start of normal working hours on the next Business Day in that time zone.

23.  STEERING COMMITTEE

23.1 Within thirty (30) days following the Effective Date the parties shall establish the Steering Committee.

23.2 The membership of the Steering Committee shall be comprised of two representatives of each party.

23.3 Each party may, from time to time, replace those members appointed by it to the Steering Committee at will and upon notice to the other party.

23.4 Each party shall ensure that the members of the Steering Committee appointed by it, and present on the Steering Committee, are at all times suitably skilled, willing, available and qualified to undertake their roles as members thereof, as such roles may change over time, and shall remove from the Steering Committee, and promptly replace, any of them who is not, or otherwise provide them with such training or other assistance as may be required such that they are so skilled, willing, available and qualified as soon as reasonably practicable.

23.5 Notwithstanding clause 23.4, if the members of the Steering Committee reasonably object to the inclusion in the membership of the Steering Committee of any person, they may remove him with immediate effect if a majority of the members decide that he/she should be removed.

23.6 The Steering Committee shall be responsible for overseeing the general working relationships under this agreement and the performance of the Process, Manufacturing and Supply Committee. In particular, the responsibilities of the Steering Committee shall include:

     (a) Resolving disputes arising from: (i) the Process, Manufacturing and Supply Committee; and (ii) matters which are specifically expressed in the MSA to be subject to resolution by the Steering Committee;

     (b) Appointing additional committees and/or working groups from time to time as may be agreed by the Steering Committee as necessary to facilitate the working of this agreement;

     (c) Maintaining a good working relationship between the parties and providing guidance to the Alliance Managers on their respective roles and actions under this agreement; and

     (d) Any other matters which this agreement requires to be resolved or managed by the Steering Committee.

23.7 The Steering Committee shall meet where and when it determines, provided that:

     (a) each of its meetings shall be at a location reasonably accessible to all its members;

     (b) its members shall be entitled to attend its meetings by telephone and that suitable telephone facilities are present at its meetings to enable this;

     (c) it shall meet no less than once every six (6) months, the first meeting to be within six (6) months of the Effective Date, and otherwise within a reasonable time to determine any matter referred to it; and

     (d) it shall meet on no less than two (2) weeks' notice to all its members sent to each member in such manner as he/she may have reasonably specified or otherwise by fax or first class post (and for these purposes the provisions of clause 22.3 shall apply mutadis mutandis).

23.8 The Steering Committee shall discharge its functions set out in clause 23.6 in such manner as it reasonably sees fit. All decisions shall be made by vote of the Steering Committee members, if quorate, with each of Protherics and the Licensee having one vote. The Licensee shall have a casting vote.

23.9 The Steering Committee shall determine its own quorum, provided that this shall always include at least one representative of each of Protherics and the Licensee.

23.10 All decisions of the Steering Committee shall be notified to the Alliance Managers within five (5) Business Days.

23.11 The Licensee shall designate one of the members of the Steering Committee from time to time as chairman. The Steering Committee shall appoint another member as its secretary.

23.12 The secretary of the Steering Committee shall oversee its compliance with clauses 23.7 to 23.10, and such compliance shall be the responsibility of the party which appointed to the Steering Committee the member who is its secretary.

23.13 Where any matter does not fall within the scope of a GPT or the Process, Manufacturing and Supply Committee, or a party disputes whether it falls within the scope of a GPT or the Process, Manufacturing and Supply Committee, the Steering Committee shall decide whether the matter is the responsibility of the GPT or the Process, Manufacturing and Supply Committee following referral of the same to it by a party or a GPT or the Process, Manufacturing and Supply Committee.

23.14 Any dispute between the parties, or the members of the Process, Manufacturing and Supply Committee, concerning the conduct, responsibilities or operation of the Process, Manufacturing and Supply Committee, shall be referred by the parties to the Steering Committee for resolution.

24.  GLOBAL PRODUCT TEAM

24.1 During the course of this agreement, in preparation for the continued development and Exploitation of the Product, the Licensee shall establish a Global Product Team ("GPT") to oversee and manage the development and the Exploitation of the Product, including:

     (a) the creation of target product claims, the positioning, branding and pricing for the Product, communications and publication strategy, the trade marks strategy, life cycle management plans, market research activities and opinion leader development;

     (b)  further discovery research;

     (c)  non-clinical development;

     (d)  clinical development;

     (e)  commercial activities;

     (f)  pharmacovigilance matters; and

     (g)  regulatory matters.

24.2 The GPT shall be constituted and run in accordance with the Licensee's normal operational model, as it may exist from time to time.

24.3 The Licensee may give to the GPT responsibility for products in addition to the Product.

24.4 The Licensee recognises and acknowledges that Protherics has valuable experience, knowledge and expertise in connection with the Product. Accordingly, members of the GPT will be encouraged at all times to maintain a high level of contact with their appropriate counterparts at Protherics. The GPT will hold one meeting, no less than once every six (6) months, to which one or any number of Protherics' representatives shall be invited to attend. Such meeting shall be held at such location as the Licensee may specify. The Licensee shall provide Protherics with at least thirty (30) days' notice, specifying the date and location of such meeting. Protherics shall provide to the Licensee details confirming those representatives of Protherics who will attend such meeting, at least seven (7) days prior to the date of such meeting. Protherics' representatives shall be entitled to attend such meeting by telephone and, upon request from Protherics, the Licensee shall ensure that suitable telephone facilities are present at the meeting to enable this.

24.5 The meetings referred to in clause 24.4 shall be aimed to provide Protherics with information, and receive input from Protherics, concerning the general progress and future plans of the Product under this agreement and shall cover any other items as may be considered relevant by the Licensee. It is intended for such meetings to provide a useful forum for discussion between the Licensee and Protherics and Protherics shall be encouraged to contribute with comments/recommendations as appropriate. Whilst the Licensee shall endeavour, where possible, to implement any comments/recommendations provided by Protherics, each of the parties agrees and acknowledges that the Licensee is not obligated in any way under this agreement to carry out such comments/recommendations within its GPT.

25.  PROCESS, MANUFACTURING AND SUPPLY COMMITTEE

25.1 Within thirty (30) days following the Effective Date the parties shall establish the Process, Manufacturing and Supply Committee.

25.2 The membership of the Process, Manufacturing and Supply Committee shall be comprised of an equal number of representatives of each party, and initially no more than six (6) representatives of each.

25.3 The parties may, by agreement from time to time, increase or decrease the number of members of the Manufacturing and Supply Committee, and each may replace those members appointed by it at will by notice to the other.

25.4 Each party:

     (a) shall promptly notify the other of its appointments to, replacements for or removals from the Process, Manufacturing and Supply Committee or its representatives thereon;

     (b) shall ensure that the members thereof appointed by it and present on the Process, Manufacturing and Supply Committee are at all times suitably skilled, willing, available and qualified to undertake their roles as members thereof, as such roles may change over time; and

     (c) shall remove from the Process, Manufacturing and Supply Committee, and promptly replace, any of them who is not, or otherwise provide them with such training or other assistance as may be required such that they are so skilled, willing, available and qualified as soon as reasonably practicable.

25.5 Notwithstanding clause 25.4, if the members of the Process, Manufacturing and Supply Committee reasonably object to the inclusion in the membership of the Process, Manufacturing and Supply Committee of any person, they may remove him with immediate effect if a majority of the members decide that he should be removed.

25.6 The Process, Manufacturing and Supply Committee shall be responsible for overseeing the proper undertaking of the Process Science Programme and the operational elements of the development activities under the MSA and, where relevant, for making decisions with respect thereto, including:

     (a)  process/pharmaceutical development;

     (b)  manufacturing;

     (c)  quality assurance/CMC (Chemistry, Manufacturing and Control);

     (d)  supply chain management; and

     (e)  the matters referred to in clause 7.2, as provided in such clause.

25.7 The Process, Manufacturing and Supply Committee shall meet where and when it determines, provided that:

     (a) each of its meetings shall be at a location reasonably accessible to all its members;

     (b) its members shall be entitled to attend its meetings by telephone and that suitable telephone facilities are present at its meetings to enable this; and

     (c) it shall meet on no less than two (2) weeks' notice to all its members sent to each member in such manner as he may have reasonably specified or otherwise by fax or first class post (and for these purposes the provisions of clause 22.3 shall apply mutadis mutandis).

25.8 The Process, Manufacturing and Supply Committee shall discharge its functions set out in clause 25.6 in such manner as it reasonably sees fit. All decisions shall be made by vote of the members of the Process, Manufacturing and Supply Committee, if quorate, with each of Protherics and the Licensee having one vote.

25.9 The Process, Manufacturing and Supply Committee shall determine its own quorum, provided that this shall always include equal numbers of representatives of each of Protherics and the Licensee.

25.10 All decisions of the Process, Manufacturing and Supply Committee shall be notified to the secretary for the time being of the Steering Committee and the Alliance Managers within five (5) Business Days.

25.11 The parties shall use their reasonable endeavours to bring about agreement of the members of the Process, Manufacturing and Supply Committee with respect to all matters addressed by it as quickly as reasonably practicable but if the Process, Manufacturing and Supply Committee is unable to reach a decision on any matter within a reasonable time, the Process, Manufacturing and Supply Committee shall, and any of its members may, refer the matter in writing to the Steering Committee with:

     (a) such information as the Steering Committee may reasonably require to decide the matter; and

     (b)  details of the date by which the matter must be decided,

     and from the time of such reference, the matter will be for the Steering Committee, and not the Process, Manufacturing and Supply Committee, to decide.

25.12 The parties shall procure that the Process, Manufacturing and Supply Committee shall appoint a chairman (who shall not have a casting vote) and a secretary from amongst its members from time to time, provided that no person shall be its chairman and secretary at the same time.

25.13 The secretary of the Process, Manufacturing and Supply Committee shall oversee its compliance with clauses 25.7 to 25.10, and such compliance shall be the responsibility of the party which appointed to the Process, Manufacturing and Supply Committee the member who is its secretary.

26.  ALLIANCE MANAGER

26.1 Without prejudice to the responsibilities of the Committees hereunder, the parties shall each appoint an Alliance Manager as the primary contact between them and the Committees. The responsibility of the Alliance Managers, under the guidance of the Steering Committee, shall be to undertake such functions as may be determined by the Steering Committee from time to time, and otherwise to manage the close working relationship of the parties under this agreement.

26.2 Each party shall ensure that the Alliance Manager appointed by it is at all times suitably skilled, willing, available and qualified to undertake his role, as such role may change over time.

26.3 Each party may replace the Alliance Manager appointed by it at will on notice to the other party.

27.  GENERAL MATTERS CONCERNING THE COMMITTEES

27.1 No Committee shall be able to act, and the parties shall ensure that it does not act, contrary to this Agreement, and clauses 23 to 27 shall be interpreted accordingly.

27.2 The parties shall use their reasonable endeavours to ensure that the Committees discharge their functions with all due diligence and expeditiously.

27.3 The parties shall require their representatives on each Committee to use their reasonable endeavours to identify desirable potential Changes.

27.4 Each Committee may co-opt such persons as it decides to attend its meetings in order to assist it in discharging its functions, provided that no such person shall take part in making the decisions of the Committee and that all such persons are bound by obligations of confidentiality at least as protective of each of the parties, and their interests, as those of this agreement.

27.5 The secretary of each Committee shall take minutes of each meeting of that Committee and circulate copies of those minutes to the Alliance Managers and each member of the Committee, and of the Steering Committee, within five (5) Business Days after the relevant meeting.

27.6 The agenda of each meeting of each Committee shall include a resolution for the approval of the minutes of the previous meeting.

27.7 The secretary of the relevant Committee shall oversee its compliance with clauses 27.1 and 27.4 to 27.6, and such compliance shall be the responsibility of the party which appointed to such Committee the member who is its secretary.

27.8 For the purposes of clauses 23 to 27 (inclusive), any reference to "party" or "parties" shall mean Protherics and/or the Licensee as the context may require.

28.  GOVERNING LAW AND JURISDICTION

28.1 This agreement and any Dispute will be governed by and construed in accordance with English Law.

28.2 Each party irrevocably agrees that the courts of England and Wales will have exclusive jurisdiction to hear, decide or settle any Disputes and for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales, provided that each party is free to seek injunction relief, and the Licensor is free to seek enforcement of royalty and other payment obligations, in any other jurisdiction as well.

28.3 Each party irrevocably waives any objection which it might at any time have to the courts of England and Wales being nominated as the forum to hear, decide and settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Disputes and further irrevocably agrees that a judgment in any Disputes brought in any court referred to in this clause 28 will be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

28.4 Without prejudice to any other permitted mode of service, any claim form, notice or other document ("DOCUMENTS") for the purpose of any Claims begun in England and Wales will be duly served if delivered personally or sent by registered post, in the case of:

     (a) the Licensor, to Protherics plc, Fourth Floor, 3 Creed Court, 5 Ludgate Hill, London EC4M 7AA (marked for the attention of the Chief Executive Officer of Protherics plc for the time being); and

     (b) the Licensee, to Alderley House, Alderley Park, Macclesfield SK10 4TF (marked for the attention of Assistant General Counsel),

     or to such other person and address in England and Wales as the Licensor will notify the Licensee in writing or vice versa from time to time.

The parties have witnessed this agreement by signing below via their respective duly authorised representatives on the date at the head of this agreement.

Signed by SAUL KOMISAR
for and on behalf of
PROTHERICS INC.


/s/ Saul Komisar            Signature
---------------------------


Signed by ANDREW HEATH
for and on behalf of
PROTHERICS UK LIMITED.


/s/ Andrew Heath            Signature
---------------------------


Signed by PETER CONNOLLY
for and on behalf of
ASTRAZENECA IRELAND OPERATIONS
(A BRANCH IN IRELAND OF
ASTRAZENECA UK LIMITED)


                            Signature
---------------------------